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As filed with the Securities and Exchange Commission on October 24, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOAMEX INTERNATIONAL INC.
(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3086 (Primary Standard Industrial Classification Code Number)	05-0473908 (I.R.S. Employer Identification Number)

1000 Columbia Avenue
Linwood, Pennsylvania 19061
(610) 859-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Gregory J. Christian, Esq.
Executive Vice President, Chief Administrative Officer, Chief Restructuring Officer and General Counsel
1000 Columbia Avenue
Linwood, Pennsylvania 19061
(610) 859-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Judith R. Thoyer, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
(212) 373-3000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable on or after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common stock, par value $0.01 per share	$150,000,000(2)	$16,050

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2)
Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued pursuant to this registration statement.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2006

PROSPECTUS

FOAMEX INTERNATIONAL INC. Rights Offering for Shares of Common Stock

        We are distributing to holders of our common stock, at no charge, one right for each share of our common stock held of record on                        , 2006. Each right entitles you to purchase       shares of our common stock at $2.25 per share. We are also distributing to the holder of our Series B preferred stock, at no charge, one right for each share of Series B preferred stock (which is convertible into 100 shares of our common stock) held of record on                                    , 2006. Each right issued to the holder of Series B preferred stock entitles the holder to purchase           shares of our common stock at $2.25 per share. We refer to the rights distributed to holders of common stock and to the holder of Series B preferred stock collectively in this prospectus as "rights." The rights are not transferable. Our common stock is traded over-the-counter under the trading symbol "FMXIQ." On the last trading day prior to the record date, the last reported sale price for our common stock was $                        per share. As of the record date, there were                        shares of our common stock and 15,000 shares of our Series B preferred stock outstanding. If all rights are exercised and our Series B preferred stock is converted into our common stock, there will be approximately          shares of common stock outstanding and we will receive gross proceeds of $150.0 million.

        We are emerging from chapter 11 bankruptcy proceedings. This rights offering is being made to raise a portion of the funds necessary to consummate our proposed plan of reorganization, which we refer to in this prospectus as the "Plan." Along with funds drawn under our new senior secured credit facilities, we intend to use the net proceeds of the rights offering to satisfy our cash obligations under the Plan, which primarily include the satisfaction of administrative claims and expenses associated with our bankruptcy proceedings, and the repayment of our debtor-in-possession credit facilities, our senior secured notes, our senior subordinated notes and other amounts payable under the Plan. See "Use of Proceeds." Consummation of the rights offering is subject to satisfaction of certain conditions, including confirmation of the Plan by the bankruptcy court.

        In the event that all the shares offered under this rights offering are not purchased, certain of our stockholders, including the holder of all of our outstanding Series B preferred stock, which we refer to collectively as the "Significant Equityholders," have agreed to provide us with the amount of any shortfall, subject to certain limitations and conditions. This shortfall amount will be provided in one of two ways. First, the Significant Equityholders will purchase a call option from us to be created under the Plan entitling them to purchase from us, at the rights offering exercise price, any shares of our common stock not subscribed for in the rights offering. This prospectus is being delivered to the Significant Equityholders to cover any shares of common stock purchased not only with their rights but also under the call option. Second, in the event the Significant Equityholders do not exercise the call option, we intend to exercise a put option we have purchased from the Significant Equityholders, which entitles us to sell to the Significant Equityholders shares of our Series C preferred stock, a newly designated non-convertible non-voting security, for the aggregate purchase price equal to any shortfall amount. The commitments of the Significant Equityholders under the equity commitment agreement are subject to the satisfaction of specified conditions. See "Certain Relationships and Related Transactions — Equity Commitment Agreement." The Significant Equityholders beneficially owned in the aggregate approximately 13.8 million shares of our common stock (assuming the conversion to common stock of all our outstanding Series B preferred stock), or approximately 53%, of our outstanding common stock on the record date for the rights offering.

        The rights expire at 5:00 p.m., New York City time, on                        , 2006, unless we extend the exercise period. If you do not exercise your rights prior to their expiration, you will lose the value of your rights. Whether to exercise your rights is an important investment decision that you should consider carefully. The manner in which your rights may be exercised is described in this prospectus under the heading "The Rights Offering — Method of Purchase — Exercise of Rights." If you decide to exercise your rights, you should carefully comply with these procedures. Additional information about the rights offering may be found in this prospectus on page 1 in the section entitled "Questions and Answers About the Rights Offering."

(in millions)
Aggregate proceeds	$150.0
Put option premium to Significant Equityholders	9.5
Estimated expenses of the rights offering	1.7

Net proceeds to Foamex International Inc.	$138.8

        We urge you to carefully read the "Risk Factors" section beginning on page 16, where we describe risks associated with the rights offering, our common stock and our business and operations, before you make your investment decision. You are also urged to carefully read the risk factors contained in reports incorporated by reference in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                    , 2006.

We are distributing the rights and offering the underlying shares of common stock directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and, except as disclosed under the heading "Plan of Distribution," no commissions, fees or discounts will be paid in connection with the rights offering. Mellon Bank N.A. is acting as rights agent and Mellon Investor Services LLC is acting as information agent for the rights offering. Therefore, while certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

i

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

        The Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" the information that we file with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:

  1.
  Our annual report on Form 10-K for the fiscal year ended January 1, 2006, as amended by Amendment No. 1 to our annual report on Form 10-K filed on May 1, 2006;

  2.
  Our quarterly reports on Form 10-Q for the quarters ended April 2, 2006 and July 2, 2006; and

  3.
  Our current reports on Form 8-K filed on April 10, 2006, May 4, 2006, May 18, 2006, May 25, 2006, June 13, 2006, June 21, 2006, July 21, 2006, October 6, 2006 and October 16, 2006.

        We will provide to you a copy of any or all of the above filings that have been incorporated by reference in this prospectus upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

Foamex International Inc. 1000 Columbia Avenue Linwood, Pennsylvania 19061 Attn: General Counsel Telephone: (610) 859-3000

        These documents may also be accessed through our internet web site at www.foamex.com or as described under "Available Information." The information and other content contained on or linked from our internet website are not part of this prospectus.

ii

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

        The following are examples of questions that we anticipate will be common about the rights offering and answers based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that is important to you. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks facing our business. We encourage you to read this prospectus and the documents incorporated by reference herein carefully and in their entirety.

Q:
What is the rights offering?

A:
The rights offering is a distribution to holders of our common stock and Series B preferred stock of non-transferable rights at the rate of one right for each share of common stock and Series B preferred stock owned as of the record date.

Q:
What is a right?

A:
Each right issued in respect of common stock is a right to purchase       shares of our common stock at an exercise price of $2.25 per share. Each right issued in respect of Series B preferred stock is a right to purchase           shares of our common stock at an exercise price of $2.25 per share. Fractional shares resulting from the exercise of rights will be eliminated by rounding down to the nearest whole share, with the total exercise price also being rounded down accordingly.

Q:
What is the purpose of the rights offering?

A:
We are emerging from chapter 11 bankruptcy proceedings. This rights offering is being made to raise the funds necessary to consummate the Plan. Along with funds drawn under our new senior secured credit facilities, we intend to use the net proceeds of the rights offering to satisfy our cash obligations under the Plan, which primarily include the satisfaction of administrative claims and expenses associated with our bankruptcy proceedings, and the repayment of our debtor-in-possession credit facilities, our senior secured notes, our senior subordinated notes and other amounts payable under the Plan. See "Use of Proceeds" for a complete description of the application of the proceeds of the rights offering.

Q:
What was the record date for the rights offering?

A:
The record date for the rights offering, which was the date used to determine the stockholders entitled to receive rights, was                        , 2006.

Q:
How many rights am I receiving?

A:
You are receiving one right for each share of our common stock or Series B preferred stock that you hold on the record date. We will issue a total of approximately              million rights in the rights offering, which represents rights to purchase an aggregate of approximately             million shares.

Q:
How much does a right cost?

A:
We are distributing rights at no charge.

Q:
Are there any significant conditions to the consummation of the rights offering?

A:
Yes, the Plan, in form and substance reasonably acceptable to the Significant Equityholders in their individual discretion and to the agent and the lead arrangers of the new senior secured credit facilities, must be confirmed by the United States Bankruptcy Court for the District of Delaware, the bankruptcy court handling our proceedings, for us to consummate the rights offering.

Q:
When do the rights expire?

A:
The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on                        , 2006, unless we extend the exercise period. We currently do not intend to extend the exercise period. See "The Rights Offering — Expiration of the Rights Offering."

Q:
Am I required to exercise my rights?

A:
No. However, if you choose not to fully exercise your rights, your relative ownership in us will be diluted. Rights holders who do not exercise their rights prior to the expiration of the rights offering will lose any value represented by their rights.

Q:
What happens if I do not exercise my rights?

A:
If you do not exercise your rights prior to the expiration of the rights offering, your rights will expire and the shares of our common stock into which your rights would otherwise have been exercisable may be purchased by the Significant Equityholders, diluting your ownership interest in accordance with the Plan. See "Effects of the Rights Offering on the Significant Equityholders' Ownership."

Q:
If I do not exercise my rights, will I remain a common stockholder following your emergence from bankruptcy proceedings?

A:
Yes. The rights offering does not affect your current share holdings. Our common stock is not being cancelled in connection with consummating the Plan. Following our emergence from bankruptcy proceedings, you will still hold shares of our common stock in the same form and denomination you held just prior to our emergence, subject to dilution.

Q:
Who holds the preferred stock?

A:
D. E. Shaw Laminar Portfolios, L.L.C., one of the Significant Equityholders, holds all 15,000 outstanding shares of our Series B preferred stock. Each Series B preferred share is convertible into 100 shares of our common stock. The Plan provides that the Series B preferred stock will be converted into common stock on the effective date of the Plan.

Q:
May I transfer my rights if I do not want to purchase any shares?

A:
No. Your rights are only exercisable by you. You may not sell, give away or otherwise transfer your rights. See "The Rights Offering — Non-Transferability of the Rights."

Q:
Do I have the right to purchase additional shares in the event not all stockholders fully exercise their rights?

A:
No, we are not offering over-subscription rights.

Q:
How do I exercise my rights?

A:
If you hold your shares of common stock through a brokerage account, bank or other nominee, your broker, bank or nominee should contact you to inquire as to whether you wish to exercise your rights. Your broker, bank or nominee, as the case may be, will act on your behalf in exercising your rights through The Depository Trust Company, or DTC, whereby your election to participate in the rights offering and the full payment of the exercise price for each share you wish to purchase will be electronically submitted to us. Payment for your new shares may be made from funds in your account, or if such funds are not in sufficient quantity or form for payment, you will have to provide your broker, bank or nominee with the funds in a form acceptable to it. Your new shares will appear in your account automatically at the time of delivery. Your broker, bank or nominee may complete at your direction, or may ask or require you to complete, the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, bank or other nominee with the other rights offering materials. See "The Rights Offering — Method of Purchase — Exercise of Rights."

  If you do not hold your shares of common stock through a brokerage account (i.e., you are a registered holder and hold a physical certificate), you must exercise your rights by properly completing and signing your rights certificate and delivering it to Mellon Investor Services LLC on behalf of Mellon Bank N.A., which is acting as the rights agent for the rights offering. The rights agent will not accept a facsimile transmission of your completed rights certificate. We recommend that you send your rights certificate by overnight courier or, if you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. Delivery of your rights certificate must be accompanied by full payment of the exercise price for each share you wish to purchase. Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are purchasing pursuant to the exercise of rights by (1) certified check drawn upon a U.S. bank payable to the rights agent, (2) cashier's check drawn upon a U.S. bank or express money order payable to the rights agent or (3) wire transfer of funds to the account maintained by the rights agent for the purpose of the rights offering. See "The Rights Offering — Method of Purchase — Exercise of Rights" and "— Method of Payment of Exercise Price."

  You should deliver your rights certificate and payment of the exercise price (unless you decide to wire your payment) to the rights agent by mail or overnight courier to:

By Mail:	By Overnight Courier:	By Hand:
Mellon Investor Services LLC Attn: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services LLC Attn: Reorganization Dept. 480 Washington Boulevard Mail Drop Reorg Jersey City, NJ 07310	Mellon Investor Services LLC 120 Broadway, 13th Floor New York, NY 10271

  If you decide to wire your payment to the rights agent, please see "The Rights Offering — Method of Payment of Exercise Price" for wire instructions.

Q:
Will I be charged a commission or a fee if I exercise my rights?

A:
We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, it is possible that you will be charged a processing fee by your broker, bank or nominee. Check with your broker, bank or nominee.

Q:
When will I receive my rights certificate?

A:
Promptly after the date of this prospectus, the rights agent will send a rights certificate to each holder of our common stock and the holder of the Series B preferred stock that is registered as of the close of trading on the record date on our stockholder registry maintained at Mellon Investor Services LLC, the transfer agent for our common stock. If you own your shares of common stock through a broker, bank or other nominee, you will not receive a rights certificate. Instead, as described above, your broker, bank or nominee will exercise your rights for you at your direction through the automated acceptance system administered by DTC.

Q:
If I own options to purchase shares of common stock before the record date, will I receive rights?

A:
No. Only stockholders of record on the record date are eligible to participate in the rights offering and will receive the rights covered by this prospectus.

Q:
When will I receive the shares I am purchasing by exercising my rights?

A:
If you properly exercise your rights and the Plan is consummated, you will be deemed to own the shares on the effective date of the Plan. We will issue share certificates on, or as soon as practicable after the effective date of the Plan. We expect that the effective date of the Plan will be seven business days after the expiration date of this rights offering. We have the discretion to delay or to refuse altogether the distribution of any shares you may elect to purchase through the exercise of rights if necessary to comply with applicable securities laws. No interest will be paid to you on the funds you deposit with the rights agent.

Q:
How was the exercise price of $2.25 per share determined?

A:
The exercise price was determined after consideration of a number of factors and does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or other established criteria for value. As a result, the exercise price should not be considered an indication of the actual value of the Company or of our common stock.

Q:
How will you use the proceeds from the rights offering?

A:
We expect our net proceeds from the rights offering (including proceeds of any shares of common stock or Series C preferred stock purchased by the Significant Equityholders pursuant to the exercise of the call option or the put option, respectively) will be approximately $138.8 million. Together with funds drawn under our new senior secured credit facilities, we intend to use the net proceeds of the rights offering to satisfy our cash obligations under the Plan, which primarily include the satisfaction of allowed administrative claims and expenses associated with our bankruptcy proceedings, and the repayment of our debtor-in-possession credit facilities, our senior secured notes, our senior subordinated notes and other amounts payable under the Plan. See "Use of Proceeds" for a complete description of the application of the proceeds of the rights offering.

Q:
Who are the Significant Equityholders?

A:
D. E. Shaw Laminar Portfolios, L.L.C., Goldman, Sachs & Co., Sigma Capital Associates, LLC, Par IV Master Fund, Ltd. and Sunrise Partners Limited Partnership are the Significant Equityholders. The Significant Equityholders beneficially owned in the aggregate approximately 13.8 million shares of our common stock (assuming the conversion to common stock of all our outstanding Series B preferred stock), or approximately 53%, of our outstanding common stock on the record date for the rights offering. If all of the rights covered by this prospectus are exercised, the Significant Equityholders' aggregate ownership percentage will remain the same. If the Significant Equityholders are the only stockholders to exercise the rights covered by this prospectus and the Significant Equityholders elect to exercise the call option to be created under the Plan their aggregate ownership will increase to approximately 87%.

  We identified the Significant Equityholders based on their current knowledge of us, their access to sufficient liquid capital to fund the purchase price and their ability to provide an equity commitment agreement in the time frame provided by our bankruptcy proceedings.

Q:
How do the Significant Equityholders' commitments work?

A:
In connection with the rights offering, we entered into an equity commitment agreement with the Significant Equityholders on October 13, 2006. Upon the bankruptcy court's approval of the equity commitment agreement, we will enter into a put option agreement, whereby we will purchase a put option from the Significant Equityholders for an aggregate put option premium of up to $9.5 million. Under the put option, and subject to the terms of the equity commitment agreement, we may require the Significant Equityholders to purchase our new Series C preferred stock for an aggregate purchase price equal to any shortfall from the rights offering.

  The Significant Equityholders' obligations under the equity commitment agreement are subject to a number of conditions precedent, which may be waived as set forth in the equity commitment agreement. Among other conditions precedent, the Plan must provide that we shall, on or prior to the effective date of the Plan, sell a call option to the Significant Equityholders, created pursuant to the Plan, for the purchase of common stock on the effective date of the Plan at a per share price equal to the exercise price for each share of our common stock that is not purchased pursuant to the rights offering. Other conditions precedent to the Significant Equityholders' obligations under the put option include, but are not limited to, the bankruptcy court's entry of an order confirming the Plan, the inclusion of the call option described below under the Plan and the absence of the occurrence of any termination events giving rise to the Significant Equityholders' termination of the equity commitment agreement and the Significant Equityholders' not exercising the call option. See "Certain Relationships and Related Transactions—Equity Commitment Agreement" for a complete description of the equity commitment agreement.

  The Series C preferred stock will be non-voting (except in certain limited circumstances), will not be convertible into our common stock and will not be covered by any registration rights granted to the Significant Equityholders. We have not agreed to list the Series C preferred stock on any national securities exchange. There is no current market for the Series C preferred stock and we do not expect one to develop. The Series C preferred stock is described in greater detail under "Description of Capital Stock — Series C Preferred Stock."

Q:
Why are the Significant Equityholders providing the commitments?

A:
We obtained the commitments of the Significant Equityholders to purchase shares of our Series C preferred stock under the put option to ensure that, subject to the conditions of the put option, we will be able to raise the amount needed to fund our cash payment obligations under the Plan, expected to be approximately $784.0 million. The Significant Equityholders' obligations are limited to $150.0 million, and we expect to draw approximately $634.0 million under our new senior secured credit facilities.

Q:
Are the Significant Equityholders being paid a premium for the put option?

A:
Yes. A put option premium of up to $9.5 million will be paid to the Significant Equityholders in respect of the put option under the equity commitment agreement. The put option premium is nonrefundable. See "Effects of the Rights Offering on the Significant Equityholders' Ownership" and "Certain Relationship and Related Transactions."

Q:
Are there any conditions on the Significant Equityholders' obligations to purchase shares?

A:
Yes. The Significant Equityholders' obligations under the commitments described above are subject to the satisfaction of specified conditions as described in this prospectus, including confirmation of the Plan by the bankruptcy court, our concurrent closing of our new senior secured credit facilities as described in this prospectus, and the absence of a material adverse change in our business, financial condition or results of operations. See "Certain Relationships and Related Transactions — Equity Commitment Agreement."

Q:
When do the obligations of the Significant Equityholders expire?

A:
Unless extended by the Significant Equityholders, the commitments of the Significant Equityholders will expire on February 28, 2007. In the event the Plan is not effective by the expiration date, we will still be obligated to pay the Significant Equityholders $7.5 million of the $9.5 million put option premium under the equity commitment agreement. See "Effects of the Rights Offering on the Significant Equityholders' Ownership."

Q:
Are the commitments of the Significant Equityholders secured?

A:
No, the obligations of the Significant Equityholders are not secured. In the event that a Significant Equityholder does not fulfill its obligations under the call option or the put option, our recourse would be to commence legal proceedings against such party.

Q:
If I exercise my rights in the rights offering, may I withdraw the exercise?

A:
Yes. Once you have exercised your rights, you may withdraw your exercise at any time prior to the deadline for withdrawal, but not thereafter, by following the procedures described under "The Rights Offering — Withdrawal of Exercise of Rights," subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, the deadline for withdrawal will be on                                    , 2006.

Q:
May you terminate the rights offering?

A:
Yes. We currently have no intention of terminating the rights offering, but we have reserved the right to terminate the rights offering in the event that certain events occur or circumstances arise between the date of this prospectus and the scheduled expiration of the rights offering, such as the failure of the bankruptcy court to approve the Plan on a timely basis. See "The Rights Offering — Extensions and Termination." Completion of the rights offering is a condition of the Significant Equityholders' obligations under the equity commitment agreement. If we terminate the rights offering and the Significant Equityholders do not waive the condition, their obligations under the put option will be discharged, and we likely will not be able to raise the cash needed to fund the Plan.

Q:
If the rights offering is terminated, will my payment be refunded to me?

A:
Yes. If the rights offering is terminated, the rights agent will return as soon as practicable all exercise payments, without interest. See "The Rights Offering — Extensions and Termination."

Q:
Have you or your Board of Directors made a recommendation as to whether I should exercise my rights?

A:
No. Neither we nor the Board of Directors makes any recommendation as to whether you should exercise your rights. You should make an independent investment decision on whether to exercise your rights. If you do not exercise your rights, you will lose any value inherent in the rights and your percentage ownership interest in us will be diluted.

Q:
What are the material U.S. federal income tax consequences of the rights offering to me?

A:
If you hold shares of our common stock as capital assets and are not subject to special treatment under U.S. federal income tax law (e.g., as a bank or dealer in securities), you should not recognize gain or loss on the receipt, exercise or expiration of your rights. You should refer to "United States Federal Income Tax Considerations" for a more complete discussion, including additional qualifications and limitations. In addition, you should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or expiration of the rights in light of your particular circumstances.

Q:
What should I do if I have other questions?

A:
If you have any questions about the procedure for exercising your rights, including the procedure if you have lost your rights certificate, please contact Mellon Investor Services LLC, which is acting as our information agent, at:

Mellon Investor Services LLC
Attn:
480 Washington Boulevard
Jersey City, New Jersey 07310

Banks and brokerage firms, please call:
All others, please call toll-free:

        For a more complete description of the rights offering, see "The Rights Offering."

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before exercising the rights to purchase our common stock. You should read the entire prospectus and the documents incorporated herein by reference carefully, including the section describing the risks of investing in our common stock under the caption "Risk Factors" and our financial statements and related notes incorporated herein by reference before making an investment decision. Except as the context otherwise requires, the term "we," "our," "us," "Foamex" and the "Company" refer to Foamex International Inc. and its consolidated subsidiaries. Some of the statements in the summary constitute forward-looking statements. For more information, please see "Cautionary Note Regarding Forward-Looking Statements."

Our Company

        We are a leading producer of comfort cushioning for the bedding, furniture, carpet cushion and automotive markets, as well as technical foams for diverse applications in industrial, consumer, electronics and transportation industries. We believe we are the largest manufacturer and distributor of flexible polyurethane and advanced polymer foam products in North America. We have numerous manufacturing facilities dedicated to specific product lines as well as facilities with the capability to support multiple product lines. Each of our business segments has a customer base that is significantly different from the other segments. Our senior executives direct sales efforts for each of our business segments. We had net sales of $1.31 billion and $710.8 million for the fiscal year and six months ended January 1, 2006 and July 2, 2006, respectively, compared to $1.27 billion and $633.1 million for the comparable prior year periods.

        Our four principal business segments are described below. We also have an "Other" segment which consists primarily of corporate expenses not allocated to the other business segments and impairment charges, restructuring charges and gains on sales of assets.

Foam Products

        Our foam products are used in various market segments, such as bedding, furniture, recreational and consumer. These foams are distributed directly from manufacturing facilities or indirectly through independent fabricator distributors. The bedding industry uses these foams in quilting rolls, toppers, cores and border rolls for mattresses. In the furniture industry, the foams are generally used for upholstered seating products. The recreational market segment uses our foams primarily for cushioning, while the consumer market utilizes these foams in a broad range of products, such as mattress overlay pads, leisure furniture, futons and pillows. Foam products are generally sold in large volumes on a regional basis because of high shipping costs.

        The development and introduction of value-added products is a priority, including Venus™, Sensus®, Aerus™, Energia™, Quiltflex®, Pillowflex®, viscoelastic "memory" foams and other high performance foam products for the bedding industry, which maintain their properties better than other foams and materials.

Carpet Cushion Products

        We manufacture and distribute carpet cushion products, which include prime and rebond carpet padding. Prime carpet padding is made from virgin polyurethane foam, which is formed into buns and sliced into sheets. Rebond carpet padding is primarily made from recycled foam, which is shredded into small pieces, processed and then bonded using a polyurethane chemical adhesive. Rebond manufacturing requires the management of a comprehensive recycling business that includes an extensive internal and external collection network from the automotive and foam industries on a worldwide basis.

Automotive Products

        We believe we are one of the largest suppliers of polyurethane foam products to the North American automotive industry. Our product lines include: foam rolls and flame-laminated composites, to improve comfort and provide pleasing appearance in seat covers; engineered foams and flame laminated composites for headliner and other interior soft-trim applications; ridged thermoformable foams, to provide structure and shape in various substrate applications; acoustical foams, to reduce noise and improve sound quality in the vehicle; barrier foam products, which allow our customers to more efficiently process components with low-pressure injection- molding or foam-in-place manufacturing methods; molded energy-absorbing foams, to enhance occupant safety in vehicle crash situations; and molded seating cushions.

        We supply our product lines through a range of tiers in the automotive industry supply chain, varying greatly depending on the specific application and the original equipment manufacturers, or OEMs. Most frequently, we supply to Tier 1 system integrators, which in turn provide components and systems to the OEMs. In conjunction with these efforts, we maintain direct contact with OEMs for material specification development, appearance approvals, and new product development initiatives.

Technical Products

        We believe we are one of the industry's prime innovators and suppliers of specialty foam material, which we refer to as "Technical Products," for a diverse array of markets and industries. Technical Products can be tailored to meet a wide variety of energy and fluid management challenges and are found in automotive, industrial, electronics, consumer, medical, and other markets. Technical Products are commonly used in applications such as gasketing and sealing systems for automobiles, inkjet printer cartridges, rollers in digital imaging equipment, noise and vibration damping for computer disc drives, air and fluid filtration in cars and aircraft, medical devices, and numerous consumer items such as sponges, mops, paint brushes and cosmetic applicators. Due to the highly specialized nature of most Technical Products, a technical staff of engineering and research and development experts work with customers to design, develop and manufacture products to meet specific requirements. We provide technical support from product conceptualization through prototyping and production and work closely with the product developers, engineers, brand managers and research and development staffs of both major OEMs in specific markets and with the industry's premier foam fabricators to deliver innovative solutions to their product needs and challenges.

Bankruptcy Proceedings

        On September 19, 2005, we and certain of our domestic subsidiaries, including Foamex L.P., our primary operating subsidiary, filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

        To exit chapter 11, we must obtain confirmation by the bankruptcy court of a chapter 11 plan. On December 23, 2005, we filed a disclosure statement and proposed plan of reorganization with the bankruptcy court. We refer to this disclosure statement as the "original disclosure statement" and to this plan as the "original plan." The original plan would have reduced our total debt by approximately $500 million from prepetition amounts, largely through the conversion of our 10 3/4% Senior Secured Notes due 2009 into 100% of the new common stock of our reorganized company, subject to dilution, and the issuance of warrants to holders of each series of our senior subordinated notes. As a result of our improved performance, we did not pursue confirmation of the original plan.

        On October 23, 2006, we filed an amended disclosure statement and the Plan with the bankruptcy court, which amended and superseded in all respects the original disclosure statement and the original plan, respectively. The Plan is designed to complete a financial restructuring that will result in the full repayment of all allowed claims, including all prepetition debt. Our total debt upon emergence from bankruptcy will be approximately $120.0 million less than our total debt upon filing for bankruptcy. The terms of the Plan are described in this prospectus under the heading "Bankruptcy Proceedings."

New Senior Secured Credit Facilities

        In connection with the consummation of the Plan, and following the expiration of the rights offering, our wholly-owned subsidiary, Foamex L.P., intends to enter into the new senior secured credit facilities pursuant to the terms of a commitment letter that Foamex L.P. and we have entered into with Banc of America Securities LLC, Bank of America, N.A., Morgan Stanley Senior Funding, Inc. and Barclays Capital, the investment banking division of Barclays Bank PLC. Our new senior secured credit facilities are expected to provide for aggregate maximum borrowings of $615.0 million under term loan facilities and a revolving credit facility providing for borrowings of up to $175.0 million (including up to $45.0 million available for letters of credit).

        We expect that approximately $634.0 million will be drawn under the facilities on the effective date to consummate the Plan. See "Description of New Senior Secured Credit Facilities" for a more detailed description of the expected terms of our new senior secured credit facilities and "Use of Proceeds" for a detailed account of the sources and uses of cash to consummate the Plan.

Corporate Structure and Principal Executive Offices

        Our operations are conducted through our wholly-owned subsidiary, Foamex L.P., and through Foamex Canada Inc., Foamex Latin America, Inc. and Foamex Asia, Inc., which are wholly-owned subsidiaries of Foamex L.P. We were incorporated in 1993 to act as a holding company for Foamex L.P. Our principal executive offices are located at 1000 Columbia Avenue, Linwood, Pennsylvania 19061, and our telephone number is (610) 859-3000. Our Internet website is www.foamex.com. The information and other content contained on or linked from our internet website are not a part of this prospectus.

SUMMARY OF THE RIGHTS OFFERING

Rights
We are distributing to each stockholder of record of our common stock as of the close of business, New York City time, on , 2006, at no charge, one non-transferable right for each share of our common stock held on the record date. Each right issued to holders of common stock is a right to purchase shares of our common stock at the exercise price of $2.25 per share. We are also distributing, at no charge, one non-transferable right for each share of our Series B preferred stock, convertible into 100 shares of common stock, held of record on , 2006. Each right issued to the holder of our Series B preferred stock is a right to purchase shares of our common stock at the exercise price of $2.25 per share. If all the rights offered by this prospectus are exercised, we will issue a total of approximately million shares of our common stock in the rights offering.
Exercise Price	$2.25 per share.
Record Date	, 2006, which was the date used to determine the stockholders entitled to receive rights.
Expiration
The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on , 2006, unless the exercise period is extended by us. We currently do not intend to extend the exercise period. We expect that the effective date of the Plan will occur seven business days after the expiration of the rights offering.
Use of Proceeds
We expect our net proceeds from the rights offering (including proceeds of any shares of common stock and Series C preferred stock purchased by the Significant Equityholders pursuant to the call option and the put option, if exercised, respectively, as provided under the Plan) will be approximately $138.8 million. Together with funds drawn under our new senior secured credit facilities, we intend to use the net proceeds of the rights offering to satisfy our cash obligations under the Plan, which primarily include the satisfaction of allowed administrative claims and expenses associated with our bankruptcy proceedings, and the repayment of our debtor-in-possession credit facilities, our senior secured notes, our senior subordinated notes and other amounts payable under the Plan. See "Use of Proceeds" for a complete description of the application of the proceeds of the rights offering.
Significant Equityholders
D. E. Shaw Laminar Portfolios, L.L.C., Goldman, Sachs & Co., Sigma Capital Associates, LLC, Par IV Master Fund, Ltd. and Sunrise Partners Limited Partnership are the Significant Equityholders. The Significant Equityholders beneficially owned in the aggregate approximately 13.8 million shares assuming the conversion to common stock of all outstanding Series B preferred stock, or approximately 53%, of our outstanding common stock on the record date for the rights offering.
Under the Plan, the Significant Equityholders will purchase, for $2.0 million, a call option from us to allow them, if they so elect, to purchase from us at the rights offering exercise price, shares of our common stock not subscribed for in the rights offering. In addition, we entered into, and the bankruptcy court approved, an equity commitment agreement, whereby we purchased a put option from the Significant Equityholders. If the gross proceeds of the rights offering are less than $150.0 million and the Significant Equityholders do not exercise the call option to purchase shares of our common stock not subscribed for in the rights offering to fund such shortfall, we intend to exercise the put option and the Significant Equityholders would be required to purchase from us, for an aggregate purchase price equal to such shortfall, shares of our Series C preferred stock, a newly designated non-convertible non-voting security, with an aggregate stated value equal to such purchase price.

The Significant Equityholders' obligations under the equity commitment agreement are subject to the satisfaction of specified conditions, including confirmation of the Plan by the bankruptcy court, our concurrent closing of our new senior secured credit facilities and the absence of any termination events under the equity commitment agreement or any material adverse change in our business, financial condition or results of operations.

We will pay the Significant Equityholders a premium of up to $9.5 million for the put option under the equity commitment agreement. We also agreed to pay certain of the Significant Equityholders' costs and expenses relating to their entry into the equity commitment agreement and related agreements.
The commitments of the Significant Equityholders will expire on February 28, 2007.
Effect of Rights Offering
On the record date for the rights offering, assuming conversion of all outstanding Series B preferred stock to our common stock, the Significant Equityholders beneficially owned approximately 53% of our outstanding common stock. If all of the rights covered by this prospectus are exercised, the Significant Equityholders' beneficial ownership percentage will remain the same. If the Significant Equityholders are the only stockholders to exercise the rights covered by this prospectus and the Significant Equityholders elect to exercise the call option they will purchase from us under the Plan, their aggregate ownership of common stock will increase to approximately 87%. If, however, the Significant Equityholders do not exercise the call option under the Plan and we instead exercise the put option, the Significant Equityholders' percentage ownership of our common stock outstanding will not increase. See "The Rights Offering — Shares of Common Stock Outstanding after the Rights Offering" and "Effects of the Rights Offering on the Significant Equityholders' Ownership."
Non-Transferability of Rights	The rights are not transferable and may be exercised only by the stockholder of record on the record date. See "The Rights Offering — Non-Transferability of the Rights."

Procedures for Exercise
If you hold your shares of common stock through a brokerage account, bank or other nominee, your broker, bank or nominee should contact you to inquire as to whether you wish to exercise your rights. Your broker, bank or nominee, as the case may be, will act on your behalf in exercising your rights through The Depository Trust Company, whereby your election to participate in the rights offering and the full payment of the exercise price for each share you wish to purchase will be electronically submitted to us.

If you do not hold your shares of common stock through a brokerage account (i.e., you are a registered holder and hold a physical certificate), you must exercise your rights by properly completing and signing your rights certificate and delivering it to the rights agent. Delivery of your rights certificate must be accompanied by full payment of the exercise price for each share you wish to purchase. See "The Rights Offering — Method of Purchase — Exercise of Rights" and "— Method of Payment of Exercise Price."
Issuance of Common Stock
If you properly exercise your rights, you will be deemed to own the shares immediately on the effective date of the Plan. We will issue share certificates on, or as soon as practicable after the effective date of the Plan. We expect that the effective date of the Plan will be seven business days after the expiration of the rights offering. We have the discretion to delay or to refuse altogether the distribution of any shares you may elect to purchase by exercise of rights if necessary to comply with securities laws. No interest will be paid to you on the funds you deposit with the rights agent.
Withdrawal of Exercise of Rights
Your exercise of rights may be validly withdrawn at any time prior to the deadline for withdrawal, but not thereafter, subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, the deadline for withdrawal will be on , 2006. Following the deadline for withdrawal, your exercise of rights may not be revoked in whole or in part for any reason, including a decline in our common stock price, even if we have not already issued the shares to you. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the rights agent prior to the deadline for withdrawal at its address set forth under "The Rights Offering — Delivery of Rights Certificate and Payment."
No Recommendation	Neither we nor the Board of Directors makes any recommendation as to whether you should exercise your rights. You should make an independent investment decision on whether to exercise your rights.
Trading of Our Common Stock	Our common stock is traded over-the-counter under the trading symbol "FMXIQ." On the last trading day prior to the record date, the last reported sale price for our common stock was $ per share.

Termination of Rights Offering
We currently have no intention of terminating the rights offering, but we have reserved the right to terminate the rights offering in the event that certain events or circumstances occur between the date of this prospectus and the scheduled expiration of the rights offering. If the rights offering is terminated, the rights agent will return as soon as practicable all exercise payments, without interest. Completion of the rights offering is a condition of the Significant Equityholders' obligations under the equity commitment agreement. If we terminate the rights offering and the Significant Equityholders do not waive the condition, their obligations under the put option will be discharged, and we likely will not be able to raise the cash needed to fund the Plan. See "The Rights Offering — Extensions and Termination." The Significant Equityholders' obligations under their commitments are subject to the satisfaction of specified conditions as described in this prospectus, including confirmation of the Plan by the bankruptcy court, our concurrent closing of our new senior secured credit facilities as described in this prospectus, and the absence of a material adverse change in our business, financial condition or results of operations.
Material U.S. Federal Income Tax Consequences of Rights Offering
Persons who hold shares of our common stock as capital assets and are not subject to special treatment under U.S. federal income tax law (e.g., as a bank or dealer in securities), should not recognize gain or loss on the receipt, exercise or expiration of their rights. You should refer to "United States Federal Income Tax Considerations" for a more complete discussion, including additional qualifications and limitations. In addition, you should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or expiration of the rights in light of your particular circumstances.
Rights Agent and Information Agent	We have appointed Mellon Bank N.A. to act as the rights agent and Mellon Investor Services LLC is acting as the information agent for the rights offering.
Risk Factors
You should read "Risk Factors" beginning on page 16 before you exercise your rights. You should also read the risk factors contained in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended January 1, 2006, which is incorporated by reference in this prospectus.

KEY DATES TO KEEP IN MIND

Record Date	, 2006, which was the date used to determine the stockholders entitled to receive rights.
Commencement Date	, 2006.
Expiration Date
The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on , 2006, unless the exercise period is extended by us. Any rights unexercised at the end of the exercise period will expire without any payment to the holders of those unexercised rights.
Deadline for Withdrawal
The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, the deadline for withdrawal will be on , 2006.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the risk factors set forth in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended January 1, 2006, which is incorporated herein by reference, and the other information contained in this prospectus and incorporated herein by reference, before exercising the rights to purchase our common stock. Any of the risk factors we describe below or in the information incorporated herein by reference could hurt our business, financial condition or operating results. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Some of the statements in "Risk Factors" are forward-looking statements. For more information about forward-looking statements, please see "Cautionary Note Regarding Forward-Looking Statements."

Risks Relating to the Rights Offering

As a holder of common stock, you may suffer significant dilution of your percentage ownership of our common stock if you do not fully exercise your rights.

        The rights offering will result in greater than a two-fold increase in our outstanding common stock. If you do not fully exercise your rights, your proportionate voting and ownership interest will be reduced and your percentage ownership of us represented by your shares will be diluted. The magnitude of the reduction of your percentage ownership will depend upon the number of new shares, if any, you subscribe for in the rights offering.

The commitments of the Significant Equityholders are conditioned upon certain factors.

        The Significant Equityholders' obligations under the put option are subject to the satisfaction of specified conditions, including the bankruptcy court's entry of an order confirming the Plan, in form and substance reasonably acceptable to the Significant Equityholders in their individual discretion and to the agent and the lead arrangers of the new senior secured credit facilities, our concurrent closing of our new senior secured credit facilities with certain conditions to closing and the absence of any termination events under the equity commitment agreement or any material adverse change in our business, financial condition or results of operations. Some of these conditions are not in our control. If we are not able to meet these conditions, the Significant Equityholders may be unwilling to waive the conditions and would no longer be obligated to purchase shares of Series C preferred stock under the put option. If this happens, we may not be able to raise the proceeds necessary to fund our cash obligations under the Plan, and the Plan will not become effective. If this happens, we may be forced to propose an alternate plan under which the value of your shares of common stock could be reduced to as low as zero.

If the Significant Equityholders do not fulfill their commitments under the put option, we may not be able to raise the proceeds necessary to fund our cash obligations under the Plan.

        The funds supporting the commitments of the Significant Equityholders under the put option have not been placed into any escrow account and are not secured by any collateral. If the Significant Equityholders do not fulfill their commitments under the put option, we may not be able to raise the proceeds necessary to fund our cash obligations under the Plan, and the Plan will not become effective. If this happens, we may be forced to propose an alternate plan under which the value of your shares of common stock could be reduced to as low as zero.

The rights are not transferable and there is no market for the rights.

        You may not sell, give away or otherwise transfer your rights. Because the rights are non-transferable, there is no market or other means for you to directly realize any value associated with the rights other than by exercising your rights and putting additional capital at risk.

The exercise price was determined after consideration of a number of factors and does not reflect a determination of our value or the value of our common stock.

        Each right entitles a holder of our common stock to purchase      shares of our common stock at an exercise price of $2.25 per share. The exercise price was determined after consideration of a number of factors and does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. As a result, the exercise price should not be considered an indication of the actual value of the Company or of our common stock.

The price of our common stock may decline before or after the expiration of the rights offering.

        We cannot assure you that the public trading market price of our common stock will not decline below the exercise price after you elect to exercise your rights. If that occurs and you do not withdraw your exercise prior to the deadline for withdrawal, you will have committed to buy shares at a price above the prevailing market price, and you will suffer an immediate unrealized loss on those shares as a result. We will not adjust the exercise price based on market fluctuations. Moreover, we cannot assure you that following the exercise of rights you will be able to sell your shares at a price equal to or greater than the exercise price.

We may terminate the rights offering at any time prior to the expiration of the offer period, and neither we nor the rights agent will have any obligation to you except to return your exercise payment.

        We may, in our sole discretion, decide not to continue with the rights offering or terminate the rights offering prior to the expiration of the offer period. If the rights offering is terminated, the rights agent will return as soon as practicable all exercise payments, without interest, and you will not be able to purchase common stock from us at the exercise price.

Following the deadline for withdrawal, your exercise of rights may not be revoked.

        Once you have exercised your rights, you may withdraw your exercise at any time prior to the deadline for withdrawal, but not thereafter, subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, the deadline for withdrawal will be on                        , 2006. Following the deadline for withdrawal, your exercise may not be revoked in whole or in part for any reason, including a decline in our common stock price, even if we have not already issued the shares to you. Therefore, even if circumstances arise after you have exercised your rights that change your mind about investing in our common stock, and you do not withdraw the exercise of your rights prior to the deadline for withdrawal, you will nonetheless be legally bound to proceed.

You must act promptly and follow instructions carefully if you want to exercise your rights.

        Eligible participants and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase common stock in the rights offering must act promptly to ensure that all required certificates and payments are actually received by Mellon Investor Services LLC, on behalf of Mellon Bank N.A., the rights agent, prior to the expiration of the rights offering. The time period to exercise rights is limited. If you or your broker, bank or other nominee, as applicable, fails to complete and sign the required rights certificate, sends an incorrect payment amount or otherwise fails to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it only to the extent of the payment received. Neither we nor the rights agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

If you elect to exercise your rights, your proposed acquisition of common stock may be subject to notification obligations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        If as a result of exercising your rights you would hold shares of our common stock worth more than $56.7 million, including any shares you currently hold, your proposed acquisition may trigger notification obligations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (or the HSR Act), and all waiting periods under the HSR Act will need to have expired or otherwise been terminated before we can satisfy your exercise of rights. There can be no guarantee that the Federal Trade Commission and U.S. Department of Justice will allow the waiting periods to expire or terminate. You may consider seeking advice of legal counsel to determine the applicability of the HSR Act to your rights.

Risks Relating to Our Common Stock

An active trading market for our common stock may not emerge after the rights offering.

        We believe that eight institutions and our directors and officers hold approximately 80% of our current equity and this percentage is expected to increase after consummation of the rights offering to the extent current public float stockholders do not subscribe to the rights offering and allow their interest to be diluted. We believe that the public float balance of the current remaining 20% interest is held by approximately 120 holders of record as of August 31, 2006. This figure does not include investors who hold our common stock through a brokerage account.

        Our common stock is traded over-the-counter. Over-the-counter trading is dependent on a broker-dealer being willing to make a market in our common stock, which we cannot predict will continue. The small amount of public float and the nature of over-the-counter trading may limit your ability to resell your shares of our common stock if an active trading market for our common stock does not emerge.

We do not expect to pay dividends on our common stock in the foreseeable future.

        We did not pay any cash dividends on our common stock during the past two fiscal years and we have not paid, nor will we pay any dividends on our common stock during our chapter 11 proceedings. The payment of any future dividends thereafter will be determined by the Board of Directors in place after the Plan becomes effective in light of conditions then existing, including our earnings, financial condition, cash requirements, restrictions in financing agreements, business conditions and other factors. We are a holding company whose assets consist primarily of ownership of Foamex L.P., our primary operating subsidiary. Consequently, our ability to pay dividends is dependent upon the earnings of Foamex L.P. and any future subsidiaries and the distribution of the earnings of those subsidiaries to us and loans or advances by Foamex L.P. and any such future subsidiaries. We expect that the ability of Foamex L.P. to make distributions will be restricted by the terms of the new senior secured credit facilities we plan to enter into as part of the Plan. Due to these restrictions, we expect to have only limited access to the cash flow generated by Foamex L.P. or any new subsidiaries and do not expect to pay dividends on our common stock in the foreseeable future. See "Description of New Senior Secured Credit Facilities."

Our stock price may be volatile and you may lose all or part of your investment.

        The market price of our common stock could fluctuate significantly, in which case you may not be able to resell your shares at or above the rights offering price. The market price of our common stock may fluctuate based on a number of factors in addition to those listed in this prospectus or incorporated herein by reference, including:

  •
  our obligations that remain after our emergence from our bankruptcy proceedings;

  •
  our operating performance and the performance of our competitors and other similar companies;

  •
  the public's reaction to our press releases, our other public announcements and our filings with the SEC;

  •
  changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;

  •
  changes in general economic conditions;

  •
  our ability to use NOL carryforwards to offset future taxable income in view of the change in our capital structure contemplated by the Plan;

  •
  the number of shares to be publicly traded after the rights offering;

  •
  actions of our current stockholders;

  •
  our involvement in legal proceedings;

  •
  the arrival or departure of key personnel;

  •
  the extent to which, if at all, broker-dealers choose to make a market in our common stock;

  •
  acquisitions, strategic alliances or joint ventures involving us or our competitors; and

  •
  other developments affecting us, our industry or our competitors.

        In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price.

Substantial future sales of shares of our common stock in the public market could cause our stock price to fall.

        Based on the number of shares outstanding as of the record date, upon consummation of the rights offering and assuming that all rights covered by this prospectus are exercised by every stockholder (and the outstanding Series B preferred stock is converted to common stock, as is contemplated by the Plan), we expect to have outstanding approximately              shares of common stock, which would result in a greater than two-fold increase in our public float. These shares will be freely tradable without restriction in the public market, unless held by our affiliates.

        We have agreed as part of the Plan to grant registration rights to the Significant Equityholders. If all the rights to acquire our common stock covered by this prospectus are exercised only by the Significant Equityholders and they fully exercise the call option to be created under the Plan, they will have the right to require us to file registration statements covering approximately             shares of our common stock, or to include those shares in registration statements that we may file for ourselves or other stockholders. These registration rights do not cover any shares of Series C preferred stock that the Significant Equityholders will purchase if we exercise the put option. Following their registration and resale under the applicable registration statement, those shares of our common stock will become freely tradable unless acquired by an affiliate of ours. By exercising their registration rights and selling a large number of shares, the Significant Equityholders could cause the price of our common stock to decline. In addition, options to purchase approximately 2.0 million shares of common stock were outstanding as of October 1, 2006 for which registration statements under the Securities Act of 1933, as amended (or the Securities Act) are currently effective. Moreover, we may grant options to purchase approximately an additional 3.4 million shares of common stock under our 2002 stock award plan. See "Shares Eligible for Future Sale." Any sales of such shares could also cause the price of our common stock to decline.

A small number of our stockholders could be able to significantly influence our business and affairs.

        As of the record date for the rights offering, assuming conversion of all outstanding Series B preferred stock to our common stock, the Significant Equityholders beneficially owned in the aggregate approximately 53% of our outstanding common stock. If all of the rights covered by this prospectus are exercised, the Significant Equityholders' beneficial ownership percentage will remain the same. If the Significant Equityholders are the only stockholders to exercise the rights covered by this prospectus and the Significant Equityholders elect to exercise the call option they purchased from us under the Plan, their aggregate ownership of our common stock will increase to approximately      %. Accordingly, following the consummation of the rights offering and the effective date of the Plan, the Significant Equityholders will continue to exercise significant influence over all matters requiring a stockholder vote, including the composition of the Board of Directors, the adoption of amendments to our restated certificate of incorporation, as amended, and the approval of mergers or sales of substantially all of our assets. This concentration of ownership also may delay, defer or even prevent a change in control of the Company and may make some transactions more difficult or impossible without the support of these stockholders. In addition, under the Plan, the Significant Equityholders will receive the right to nominate four members of the Board of Directors to serve beginning on the effective date of the Plan. The interests of the Significant Equityholders may conflict with your interests. See "The Rights Offering — Shares of Common Stock Outstanding after the Rights Offering" and "Effects of Rights Offering on the Significant Equityholders' Ownership."

We may cease filing reports with the SEC following the effective date of the Plan.

        Following the effective date of the Plan, if we meet the requirements of the Exchange Act, whereby we have fewer than 300 stockholders of record on such date, we may file a Form 15 with the SEC, which would suspend our obligation to file public reports, such as the annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements. Although we would likely continue to publish press releases and other information on our website, if we were to suspend our obligations to file reports with the SEC, it would significantly reduce the information about us that is publicly available, including our financial statements, and your ability to keep informed with respect to your investment in us would likely be impaired.

Risk Relating to Our Business and Operations

        In addition to the risks set forth in Item 1A. of our annual report on Form 10-K for the fiscal year ended January 1, 2006, as amended, we call your attention to the following risks relating to our business:

An increase in raw material costs may have an adverse effect on us.

        Because the cost of chemicals is the largest single component of our cost of goods sold, the price and availability of the chemicals we purchase significantly affects our business. The three principal chemicals used in the manufacture of flexible polyurethane foam are TDI, polyol and MDI. The prices of TDI, polyol and MDI are influenced by demand, manufacturing capacity and oil and natural gas prices. Specifically, since the primary chemicals used to create TDI, polyol and MDI are all oil-based derivatives, fluctuating oil and energy costs, like those experienced in the last few years, could adversely affect our manufacturing costs. We may not be able to fully offset raw material price increases through selling price increases and manufacturing process efficiencies. To the extent we are unable to so offset any further raw material price increases, our business may be adversely affected.

Our ability to utilize our net operating loss carryforwards may be limited.

        As of January 1, 2006, we had approximately $291.6 million of net operating loss, or NOL, carryforwards with which to offset our future taxable income. Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, however, limits a corporation's utilization of an NOL following a "50% ownership change" (a Section 382 Ownership Change). While we believe that we have not undergone any Section 382 Ownership Change since June 7, 2001 and will not undergo a Section 382 Ownership Change prior to the implementation of the Plan, this determination is not free from doubt. We have requested rulings from the Internal Revenue Service, or the IRS, confirming that (i) certain purchases of our stock by Morgan Stanley & Co. Inc., or Morgan Stanley, on or about May 3, 2006, which would have caused a Section 382 Ownership Change, are to be disregarded because they were determined to be void ab initio by a stipulation and order approved and ordered by the bankruptcy court and (ii) certain purchases of our common stock reported in SEC filings on Schedule 13G by Par IV Capital Management LLC (or Par IV Capital), in its capacity as an investment advisor to, and a manager of, two funds, each of which separately owned approximately 3.4% of Foamex common stock, did not cause Par IV Capital or the two funds it advised to be treated as a single 5% stockholder for purposes of section 382. If we were to be treated as having undergone a Section 382 Ownership Change because of the purchases by Morgan Stanley, the purchases reported by Par IV Capital or for any other reason, our ability to utilize our NOLs generated before such ownership change would be severely impaired. Furthermore, because the rules under section 382 are highly complex, we cannot give you any assurance that another transaction has not triggered, or will not trigger, a Section 382 Ownership Change prior to the implementation of the Plan. Although consummation of the rights offering may result in a Section 382 Ownership Change, because that ownership change will be pursuant to the Plan, certain more favorable rules should be applicable, and we do not expect that our ability to use our NOLs will be significantly affected. See "United States Federal Income Tax Considerations — Net Operating Losses."

Holders of certain disputed unliquidated or contingent claims against us, including claims in certain legal proceedings, will remain outstanding against us following the effective date of the Plan.

        A number of disputed unliquidated or contingent claims have been filed against us in our bankruptcy proceedings. To the extent we are required to satisfy any of these claims following the effective date of the Plan, we intend to do so through insurance, where available. However, we cannot assure you that we will have the necessary insurance or that any insurance we may have will be sufficient for this purpose.

        Among these disputed claims are certain disputes to which Foamex L.P. is a party relating to a fire at a nightclub in West Warwick, Rhode Island in February 2003. The fire destroyed the nightclub, killing 100 persons and injuring over 100 others. Foamex L.P. and several of its affiliates are named as defendants, along with more than 50 other defendants, in certain litigation concerning the fire. The ensuing litigation, comprising numerous cases, has been consolidated in a single case, Gray v. Derderian, Case No. 04-312L (or the Litigation), before the United States District Court for the District of Rhode Island. Plaintiffs have also filed proofs of claim in our bankruptcy case. Foamex L.P. is named in these cases solely as an alleged successor to General Foam Corporation, or GFC, a defendant in the Litigation. In addition to other foam manufacturing defendants in the Litigation, GFC is alleged to have manufactured and sold polyurethane foam to a foam fabricator in Rhode Island. The foam fabricator is alleged to have then sold the foam at issue to the nightclub. The foam was among other building materials alleged to have caught fire when pyrotechnics were set off inside the nightclub.

        The Litigation is in its early stages and is presently stayed as against Foamex L.P. We believe that there are multiple defenses to (i) the claims against GFC, and (ii) the successor claim against Foamex L.P. We intend to continue vigorously defending Foamex L.P. in the Litigation. We also believe that, if GFC is held liable for monetary damages in the Litigation, GFC is unable to satisfy that obligation and Foamex L.P. is found to have liability as a successor to GFC, there is likely to be adequate insurance available to Foamex L.P. to cover such liability. However, we cannot assure you that the defenses available to GFC or Foamex L.P. as an alleged successor will prevail. In addition, we cannot assure you that, if GFC is held liable for monetary damages in the Litigation, GFC will be able to satisfy that obligation through its insurance or assets or that any liability insurance available to us will be sufficient to cover any potential liability to us, if Foamex L.P. were to be found to be a successor to GFC.

We depend on a limited number of suppliers of TDI, polyol and MDI.

        A disruption in our ability to obtain TDI, polyol or MDI that continues for a significant period of time could cause us to suspend all or a portion of our manufacturing operations, which could have a material adverse effect on our business results and operations. Two examples of such disruptions were Hurricanes Rita and Katrina.

Major customers' financial condition and supply decisions may have a material effect on us.

        Our financial performance is directly tied to the financial condition of our customers and our customers' decisions concerning suppliers. This is especially so because a small number of customers account for a significant percentage of our net sales. Sales to our five largest customers together accounted for approximately 27.1% of our net sales in 2005. Sales to Johnson Controls, our largest customer, accounted for approximately 10.7% of our net sales in 2005. Thus, the loss of, or a substantial decrease in the amount purchased by, these major customers could have a material adverse effect on our financial position and results of operations.

We may be unable to renew leases for certain manufacturing facilities.

        We lease certain of our foam pouring facilities. In the event that we are unable to renew leases at these facilities, we could incur significant costs in relocating our manufacturing operations.

We are subject to extensive federal, state, local and foreign environmental laws and regulations.

        Our past and present business operations and the past and present ownership and operation of our real properties are subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances, the discharge or emission of materials into the environment and the remediation of environmental contamination. We are currently remediating soil and groundwater contamination at six of our current and former locations. We are also designated as a Potentially Responsible Party by the United States Environmental Protection Agency, or by state environmental agencies at eleven sites. If there are additional sites or our estimates of our potential environmental liabilities are incorrect, there could be a material adverse effect on our financial condition and results of operations.

The polyurethane foam business has excess capacity and is somewhat cyclical.

        We are subject to excess capacity in the polyurethane foam industry and to the cyclical nature of the automotive, housing, technology, and furniture and bedding industries. A protracted downturn in any of these industries could have a material adverse effect on our results of operations. In particular, the problems facing the North American automotive industry, which is our second-largest revenue source, have negatively impacted our automotive business, and may negatively impact our financial condition in the future.

We must effectively manage other operating expenses.

        In addition to our ability to effectively increase selling prices in response to raw material cost increases, we must manage and control other operating expenses. If we are unable to achieve reductions in other operating expenses, including selling, general and administrative expenses, there could be a material adverse effect on our business, financial condition and results of operations.

Our recent financial performance may not be indicative of our future financial performance.

        Our future financial condition and results of operations following any emergence from bankruptcy, if such emergence occurs, may not be comparable to the financial condition or results of operations reflected in our recent financial statements.

The Plan may not be confirmed.

        Although we believe that the Plan satisfies all of the requirements for confirmation by the bankruptcy court, we cannot assure you that the bankruptcy court will reach the same conclusion or that interested parties will not object to the Plan, thereby delaying or preventing its confirmation. Moreover, we cannot assure you that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes to accept the Plan, as modified.

The effective date of the Plan may not occur or may not occur when anticipated.

        Operating in bankruptcy imposes significant risks on our operations. Although we believe that the effective date of the Plan will be on or before February 28, 2007, there can be no assurance as to such timing or that the conditions to the effective date contained in the Plan will ever occur.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein include forward-looking statements with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Such forward-looking statements include the discussions of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions included or incorporated by reference in this prospectus, the words "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Although we believe that such forward-looking statements are reasonable, we cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risks discussed in "Risk Factors," as well as risks associated with:

  •
  the effects of our bankruptcy proceedings and our obligations under the Plan;

  •
  our obligations that remain after our emergence from our bankruptcy proceedings;

  •
  our use of NOL carryforwards with the change in capital structure contemplated by the Plan;

  •
  general economic and business conditions including a prolonged or substantial recession;

  •
  changing market trends in the polyurethane foam industry;

  •
  our ability to effectively manage our operating expenses;

  •
  our dependence on a limited number of suppliers;

  •
  intense industry competition;

  •
  availability of key personnel;

  •
  industry over-capacity; and

  •
  changes in, or the failure to comply with, government regulations.

        As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events or developments, except as required by federal securities laws.

        In connection with the Plan, we were required to submit projected financial information to demonstrate to the bankruptcy court the feasibility of the Plan and our ability to continue operations upon emergence from bankruptcy. These projections are not part of this prospectus and should not be relied upon in connection with any offering of our common stock. The projections were not prepared for the purpose of any offering of our common stock and may not be updated on an ongoing basis. The projections reflected numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions at the time they were prepared that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, including those risks discussed under "Risk Factors" in this prospectus. Our actual results will vary from those contemplated by the projections and the variations may be material. As a result, you should not rely upon the projections in deciding whether to invest in our common stock.

USE OF PROCEEDS

        We expect that our net proceeds from the rights offering will be approximately $138.8 million. Along with funds drawn under our new senior secured credit facilities, we intend to use the net proceeds from the rights offering and the exercise of the call option or the put option, if necessary, to satisfy our cash obligations under the Plan. The following table sets forth the sources and uses of funds in connection with the rights offering and the Plan, as if the effective date of the Plan will be February 25, 2007 (amounts in millions):

Sources of Funds		Uses of Funds
Rights Offering gross proceeds(1)	$150.0	Debtor-in-possession credit facilities(3)	$127.6
New Senior Secured Credit Facilities(2)	633.7	10 3/4% Senior Secured Notes due 2009(4)	349.9
Premium received from Significant Equityholders in respect of call option	2.0	13 1/2% Senior Subordinated Notes due 2005(5)	67.4
		9 7/8% Senior Subordinated Notes due 2007(6)	177.6
		Other claims under the Plan(7)	33.3
		Premium paid to Significant Equityholders in respect of put option	9.5
		Expenses related to rights offering	1.7
		Expenses related to the New Senior Secured Credit Facilities	17.0
		KERP payment(8)	1.7

Total sources	$785.7	Total uses	$785.7

(1)
Includes proceeds from the Significant Equityholders' exercise of the call option or our exercise of the put option, if any. See "Effects of the Rights Offering on the Significant Equityholders' Ownership."

(2)
In connection with the consummation of the Plan, and following the expiration of the rights offering, our wholly-owned subsidiary, Foamex L.P., intends to enter into our new senior secured credit facilities. The new senior secured credit facilities are expected to provide for aggregate maximum borrowings of $615.0 million under term loan facilities, comprised of $425.0 million under a first lien term loan facility with a six-year maturity, $190.0 million under a second lien term loan facility with a seven-year maturity, and a revolving credit facility providing for up to $175.0 million of revolving loans outstanding at any time (including up to $45.0 million available for letters of credit) with a five-year maturity. See "Description of New Senior Secured Credit Facilities."

(3)
The debtor-in-possession credit facilities mature on March 22, 2007 and consist of a revolving credit facility with a maximum availability of $240.0 million and a term loan of $80.0 million. As of July 2, 2006, the average interest rate under the revolving credit facility was 7.26% and the average interest rate under the term loan was 10.49%. Under the Plan, the debtor-in-possession credit facilities will be fully repaid.

(4)
The 10 3/4% Senior Secured Notes due 2009 were issued under an indenture dated as of March 25, 2002 by and among Foamex L.P., Foamex Capital Corporation, the guarantors, as defined in such indenture, and U.S. Bank National Association, as trustee. Under the Plan, the 10 3/4% senior secured note claims will be paid as indicated above.

(5)
The 13 1/2% Senior Subordinated Notes due 2005 were issued under an indenture dated as of December 23, 1997 by and among Foamex L.P., Foamex Capital Corporation, General Felt Industries, Inc., Foamex LLC, Crain Holdings Corp. and The Bank of New York, as trustee. Under the Plan, the 13 1/2% senior subordinated note claims will be paid as indicated above.

(6)
The 9 7/8% Senior Subordinated Notes due 2007 were issued under an indenture dated as of June 12, 1997 by and among Foamex L.P., Foamex Capital Corporation, General Felt Industries, Inc., Foamex

  Fibers, Inc. and The Bank of New York, as trustee. Under the Plan, the 9 7/8% senior subordinated note claims will be paid as indicated above.

(7)
Includes the following categories of allowed claims under the Plan: "Administrative Claims," "Priority Tax Claims," "Other Priority Claims," "Other Secured Claims" and "General Unsecured Claims."

(8)
See "Bankruptcy Proceedings—General" for further information on the KERP.

DIVIDEND POLICY

        We did not pay any cash dividends on our common stock during the past two fiscal years and we have not paid, nor will we pay any dividends on our common stock during our chapter 11 proceedings. The payment of any future dividends thereafter will be determined by the Board of Directors in place after the Plan becomes effective in light of conditions then existing, including our earnings, financial condition, cash requirements, restrictions in financing agreements, business conditions and other factors.

PRICE RANGE OF COMMON STOCK

        Our common stock was traded through the National Association of Securities Dealers, Inc. National Market System (or NASDAQ) under the symbol "FMXI" until it was delisted by NASDAQ effective with the opening of business on September 28, 2005, due to public concerns raised by our bankruptcy filing, concerns regarding the residual equity interest of the existing listed securities holders, and concerns regarding our ability to sustain compliance with all requirements for continued listing on NASDAQ. Subsequent to the date, our common stock has been traded over-the-counter under the symbol "FMXIQ."

        The following table sets forth the high and low bid prices for our common stock on the Nasdaq National Market (through September 27, 2005) and thereafter over-the-counter:

	High	Low
2004
Quarter Ended March 28	$5.22	$3.15
Quarter Ended June 27	$5.42	$3.07
Quarter Ended September 26	$5.03	$2.88
Quarter Ended January 2, 2005	$4.18	$3.23
2005
Quarter Ended April 3	$3.82	$1.11
Quarter Ended July 3	$2.10	$1.05
Quarter Ended October 2	$1.33	$0.03
Quarter Ended January 1, 2006	$0.06	$0.02
2006
Quarter Ended April 2	$0.16	$0.01
Quarter Ended July 2	$4.89	$0.14
Quarter Ended October 1	$4.10	$2.91
Quarter Ending December 31 (through October 20)	$5.50	$3.67

        As of            , 2006, there were            holders of record of the common stock. On October 20, 2006, the closing price of our common stock was $4.53.

CAPITALIZATION

        The following table shows our historical and adjusted consolidated cash resources, debt, stockholders' deficiency and capitalization as of July 2, 2006, giving effect to the rights offering, assuming all rights are fully-exercised in the rights offering, and the consummation of the Plan on that date. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the condensed consolidated financial statements and related notes, as of and at such date, and other financial data incorporated herein by reference.

	As of July 2, 2006
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$5,599	$5,599

Debt:
Debtor-in-Possession Term Loan	$80,000	$—
Debtor-in-Possession Revolving Credit Facility	72,186	—
New Senior Secured Credit Facilities(1):
First Lien Term Loan Facility	—	425,000
Second Lien Term Loan Facility	—	190,000
Revolving Credit Facility	—	40,181
10 3/4% Senior Secured Notes due 2009(2)	300,000	—
9 7/8% Senior Subordinated Notes due 2007(2)	148,500	—
13 1/2% Senior Subordinated Notes due 2005(2)	51,585	—
Industrial Revenue Bonds	6,000	6,000
Capital Leases and Other Debt(3)	1,344	494

Total debt	$659,615	$661,675

Stockholders' Deficiency:
Preferred Stock, par value $1.00 per share (Actual: authorized 5,000,000 shares, issued 15,000 shares — Series B; As adjusted: authorized 5,000,000 shares, issued 0 shares)	$15	$—
Common Stock, par value $.01 per share (Actual: authorized 50.0 million shares, issued 28.0 million shares; As adjusted: authorized 100.0 million shares, issued 96.2 million shares)(4)	280	962
Additional paid-in capital(4)	103,291	243,424
Accumulated deficit(5)	(441,105)	(462,590)
Accumulated other comprehensive loss	(38,128)	(38,128)
Common stock held in treasury, at cost: 3.5 million shares	(27,780)	(27,780)
Shareholder note receivable	(9,221)	(9,221)

Total Stockholders' Deficiency	$(412,648)	$(293,333)

Total capitalization	$246,967	$368,342

(1)
In connection with the consummation of the Plan, and following the expiration of the rights offering, our wholly-owned subsidiary, Foamex L.P., intends to enter into our new senior secured credit facilities. The new senior secured credit facilities are expected to provide for aggregate maximum borrowings of $615.0 million under term loan facilities, comprised of $425.0 million under a first lien term loan facility with a six-year maturity, $190.0 million under a second lien term loan facility with a seven-year maturity, and a revolving credit facility providing for up to $175.0 million of revolving loans outstanding at any time (including up to $45.0 million available for letters of credit) with a five-year maturity. On the effective date of the Plan, we expect that the first lien term loan facility and the second lien term loan facility will be fully funded, and we expect to borrow $40.2 million under our revolving credit facility. See "Description of New Senior Secured Credit Facilities" for details.

(2)
The actual amounts are classified as liabilities subject to compromise on our condensed consolidated balance sheet as of July 2, 2006.
(3)
The actual amount includes $850,000 classified as liabilities subject to compromise on our condensed consolidated balance sheet as of July 2, 2006.
(4)
Common stock and additional paid-in capital, as adjusted, reflects $138.8 million of net proceeds from the rights offering and $2.0 million of proceeds from the sale of the call option to be created under the Plan.
(5)
Accumulated deficit, as adjusted, reflects charges aggregating $21.5 million for fees to financial advisors and other professionals, prepayment premiums on certain debt, write-off of debt issuance costs on debt being repaid and other expenses.

THE RIGHTS OFFERING

The Rights

        We are distributing to each stockholder of record of our common stock as of the close of business, New York City time, on                        , 2006, at no charge, one non-transferable right for each share of our common stock held on the record date to purchase         shares of our common stock at the exercise price of $2.25 per share. We are also distributing to the holder of our Series B preferred stock, at no charge, one non-transferable right for each share of our Series B preferred stock held on the record date to purchase             shares of our common stock at the exercise of $2.25 per share. Fractional shares resulting from the exercise of rights will be eliminated by rounding down to the nearest whole share. You are not required to exercise all of your rights. We will deliver to you certificates representing the shares that you purchased in the rights offering on or as soon as practicable after the effective date of the Plan.

        Promptly after the date of this prospectus, the rights agent will send a rights certificate to each holder of our common stock that is registered as of the close of trading on the record date on our stockholder registry maintained at Mellon Investor Services LLC, the transfer agent for our common stock. If you own your shares of common stock through a broker, bank or other nominee, you will not receive a rights certificate. Instead, as described in this prospectus, your broker, bank or nominee will exercise your rights for you at your direction through the automated acceptance system administered by DTC. At the same time, the rights agent will also send a rights certificate to the holder of our Series B preferred stock.

Dividing Your Rights

        You may request that the rights agent divide your rights certificate into parts if, for instance, you are the record holder for a number of beneficial holders of our common stock. The rights agent will not divide your rights certificate so that you would receive fractional rights.

Record Date

        The record date for the rights offering, which was the date used to determine the stockholders entitled to receive rights, was                        , 2006.

Exercise Price

        The exercise price is $2.25 per share.

Expiration of the Rights Offering

        The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on                        , 2006, unless the exercise period is extended by us. We currently do not intend to extend the exercise period. If you choose not to fully exercise your rights, your relative ownership in us will be diluted. Rights holders who do not exercise their rights prior to the expiration of the rights offering will lose any value represented by their rights. If you do not exercise your rights prior to the expiration of the rights offering, your rights will expire and the shares of common stock into which your rights would otherwise have been exercisable may be purchased by the Significant Equityholders.

        We will not be required to satisfy your attempt to exercise rights if the rights agent receives your rights certificate and payment of the exercise price relating to your exercise after your rights expire, regardless of when you transmitted the documents. We may extend the expiration date by giving oral or written notice to the rights agent and information agent prior to the scheduled expiration of the rights offering. If we elect to extend the exercise period, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the business day prior to the most recently announced expiration date.

Issuance of Our Common Stock

        If you properly exercise your rights, you will be deemed to own the shares immediately on the effective date of the Plan. We will issue share certificates on, or as soon as practicable after the effective date of the Plan. We expect that the effective date of the Plan will be seven business days after the expiration of the rights offering. We have the discretion to delay or to refuse altogether the distribution of any shares you may elect to purchase by exercise of rights if necessary to comply with securities laws. No interest will be paid to you on the funds you deposit with the rights agent.

Method of Purchase — Exercise of Rights

        If you hold your shares of common stock through a brokerage account, bank or other nominee, your broker, bank or nominee should contact you to inquire as to whether you wish to exercise your rights. Your broker, bank or nominee, as the case may be, will act on your behalf in exercising your rights through DTC, whereby your election to participate in the rights offering and the full payment of the exercise price for each share you wish to purchase will be electronically submitted to us. Payment for your new shares may be made from funds in your account, or if such funds are not in sufficient quantity or form for payment, you will have to provide your broker, bank or nominee with the funds in a form acceptable to it. Your new shares will appear in your account automatically at the time of delivery. Your broker, bank or nominee may complete at your direction, or may ask or require you to complete, the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, bank or other nominee with the other rights offering materials.

        If you do not hold your shares of common stock through a brokerage account (i.e., you are a registered holder and hold a physical certificate), you must exercise your rights by properly completing and signing your rights certificate and delivering it to Mellon Investor Services LLC on behalf of Mellon Bank N.A., which is acting as the rights agent for the rights offering. The rights agent will not accept a facsimile transmission of your completed rights certificate. We recommend that you send your rights certificate by overnight courier or, if you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. Delivery of your rights certificate must be accompanied by full payment of the exercise price for each share you wish to purchase. Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are purchasing pursuant to the exercise of rights by (1) certified check drawn upon a U.S. bank payable to the rights agent, (2) cashier's check drawn upon a U.S. bank or express money order payable to the rights agent or (3) wire transfer of funds to the account maintained by the rights agent for the purpose of the rights offering.

        We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or nominee.

Method of Payment of Exercise Price

        Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are purchasing pursuant to the exercise of rights by:

  •
  certified check drawn upon a U.S. bank payable to the rights agent;

  •
  cashier's check drawn upon a U.S. bank or express money order payable to the rights agent; or

  •
  wire transfer of funds to the account maintained by the rights agent for the purpose of the rights offering at:

      Mellon Bank N.A.
      ABA 043-000-261
      Reorg. Acct. 0018518
      Ref.: Foamex — Job 185000 — Rights Ctf #
      Attn.: Evelyn O'Connor
      Tel.: (201) 680-4515

  •
  ensure that the wire instructions include the rights certificate number; and

  •
  send your rights certificate via overnight courier to be delivered on the next business day following the day of the wire transfer to the rights agent.

        The rights agent will not accept non-certified checks drawn on personal or business accounts. The rights agent will accept payment only by certified check, cashier's check, express money order or wire transfer of funds.

Receipt of Payment

        Your payment will be considered received by the rights agent only upon receipt of payment in the manner set forth above.

        We will retain any interest earned on the payments held by the rights agent before your shares have been issued to you or your payment is returned to you because your exercise has not been satisfied for any reason.

Delivery of Rights Certificate and Payment

        You should deliver your rights certificate, payment of the exercise price (unless you decide to wire your payment) to Mellon Investors Services LLC, on behalf of Mellon Bank N.A., which is acting as our rights agent, by mail or overnight courier to:

By Mail:	By Overnight Courier:	By Hand:
Mellon Investor Services LLC Attn: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services LLC Attn: Reorganization Dept. 480 Washington Boulevard Mail Drop Reorg Jersey City, NJ 07310	Mellon Investor Services LLC 120 Broadway, 13th Floor New York, NY 10271

        Payment of the exercise price by wire transfer may be made as provided above under "— Method of Payment of Exercise Price."

        If you have questions about whether your completed rights certificate or payment has been received, you may call the information agent at (800) 851-9676.

        Your delivery to an address other than the address set forth above will not constitute valid delivery.

Calculation of Rights Exercised

        If you do not indicate the number of rights being exercised, or do not forward full payment of the total exercise price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your rights with respect to the maximum number of rights that may be exercised with the aggregate exercise price payment you delivered to the rights agent. If we do not apply your full exercise price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

Exercising a Portion of Your Rights

        If you elect to purchase fewer than all of the shares of our common stock represented by your rights certificate, you may obtain a rights certificate representing your unexercised rights by contacting the rights agent at the rights agent's address set forth above under "— Delivery of Rights Certificate and Payment."

Your Funds Will Be Held by the Rights Agent Until Shares of Common Stock Are Issued

        The rights agent will hold your payment of the exercise price in a segregated account with other payments received from other rights holders until we issue your shares to you. If you properly exercise your rights, you will be deemed to own the shares immediately on the effective date of the Plan. We will issue share certificates on, or as soon as practicable after, the effective date of the Plan. The projected effective date of the Plan will occur seven business days after the expiration of the rights offering. We have the discretion to delay distribution of any shares you may elect to purchase by exercise of rights if necessary to comply with securities laws. No interest will be paid to you on the funds you deposit with the rights agent.

Signature Guarantee May Be Required

        Your signature on your rights certificate must be guaranteed by an eligible institution if you are exercising your rights, unless:

  •
  your rights certificate provides that shares are to be delivered to you as record holder of those rights; or

  •
  you are an eligible institution.

        In addition, your signature on your rights certificate must be guaranteed by an eligible institution if you are withdrawing a previous exercise of your rights.

        An "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following:

  •
  the Securities Transfer Agents Medallion Program;

  •
  the New York Stock Exchange, Inc. Medallion Signature Program; or

  •
  the Stock Exchanges Medallion Program.

Notice to Nominees

        If you are a broker, bank or other nominee holder who holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee and whose address is in the United States of the rights offering as soon as possible to learn of their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the rights agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the rights agent by submitting the form entitled "Nominee Holder Certification," which is provided with your rights offering materials.

Instructions for Completing Your Rights Certificate

        You should read and follow the instructions accompanying the rights certificate(s) carefully.

        If you want to exercise your rights, you should send your rights certificate(s) with the payment of the exercise price to the rights agent. Payment can also be made by wire transfer, but you still need to send your rights certificate to the rights agent. Do not send your rights certificate(s) and exercise price payment to us.

        You are responsible for the method of delivery of your rights certificate. We recommend that you send your rights certificate by overnight courier, or if you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery of your rights certificate to the rights agent prior to the expiration of the rights offering.

Withdrawal of Exercise of Rights

        Your exercise of rights may be validly withdrawn at any time prior to the deadline for withdrawal, but not thereafter, subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, the deadline for withdrawal will be on                        , 2006. Following the deadline for withdrawal, your exercise of rights may not be revoked in whole or in part for any reason, including a decline in our common stock price, even if we have not already issued the shares to you. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the rights agent prior to the deadline for withdrawal at its address set forth above under "— Delivery of Rights Certificate and Payment." Any notice of withdrawal must (1) specify the name of the person that exercised the rights, which exercise is to be withdrawn, (2) contain the number of rights exercised, which exercise is to be withdrawn, and (3) be signed by the holder of the rights in the same manner as the original signature on the rights certificate by which the rights were exercised (including any required signature guarantees). Any rights the exercise of which have been properly withdrawn will be deemed not to have been exercised for purposes of the rights offering.

        Withdrawals of exercises of rights can be accomplished only in accordance with the foregoing procedures. Any permitted withdrawals may not be rescinded, and any rights the exercise of which have been properly withdrawn will thereafter be deemed not exercised for purposes of the rights offering; provided, however, that rights may be re-exercised by again following one of the appropriate procedures described herein at any time prior to the expiration of the rights offering.

Determinations Regarding the Exercise or Withdrawal of Exercise of Your Rights

        We, in our sole discretion, will decide all questions concerning the timeliness, validity, form and eligibility of your exercise or the withdrawal of the exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time period as we may determine. We may, in our sole discretion, reject the exercise or the withdrawal of the exercise of any of your rights because of any defect or irregularity in the exercise or withdrawal, and we may, in our sole discretion, accept your exercise only to the extent of the payment received if you or your broker, bank or other nominee sends an incorrect payment amount. We will not receive or accept any exercise or withdrawal of exercise of rights until all irregularities have been waived by us or cured by you by the time that we decide, in our sole discretion.

        Neither we nor the rights agent will be under any duty to notify you of any defect or irregularity in connection with the submission of your rights certificate or notice of withdrawal, as the case may be, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise or withdrawal of exercise of rights if it is not in accordance with the terms of the rights offering or in proper form. We and the rights agent will also not accept your exercise of rights if we and the rights agent believe, in our sole discretion, that our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Questions About Exercising Rights

        If you have any questions about or require assistance regarding the procedure for exercising your rights, including the procedure if you have lost your rights certificate or would like additional copies of this prospectus or the Instructions for Completion of Foamex International Inc. Rights Certificates, please contact Mellon Investor Services LLC, which is acting as our information agent, at:

      Mellon Investor Services LLC
      Attn:
      480 Washington Boulevard
      Jersey City, New Jersey 07310

      Banks and brokerage firms, please call:
      All others, please call toll-free:

Rights Agent and Information Agent

        We have appointed Mellon Bank N.A. to act as rights agent and Mellon Investors Services LLC to act as information agent for the rights offering. We will pay all customary fees and expenses of the rights agent and the information agent related to the rights offering. We also have agreed to indemnify the rights agent and the information agent from liabilities that they may incur in connection with the rights offering.

Non-Transferability of the Rights

        Your rights are only exercisable by you. You may not sell, give away or otherwise transfer the rights.

Commissions, Fees and Other Expenses

        All commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the exercise of rights will be for your account, and none of these commissions, fees or expenses will be paid by us or the rights agent.

Procedures for DTC Participants

        We expect that your exercise of your rights will be eligible for exercise through the facilities of DTC. If your rights are held of record through DTC, you may exercise your rights for each beneficial holder by instructing DTC, or having your broker instruct DTC, to transfer your rights from your account to the account of the rights agent, together with certification as to the aggregate number of rights you are exercising and the exercise price for each share you are purchasing pursuant to your exercise of rights.

Extensions and Termination

        The period for exercising the rights may be extended. In addition, while we currently have no intention of terminating the rights offering, we have reserved the right to terminate the rights offering in the event that certain events occur or circumstances arise between the date of this prospectus and the scheduled expiration of the rights offering. If the rights offering is terminated, the rights agent will return as soon as practicable all exercise payments, without interest.

No Board of Directors Recommendation

        Neither we nor the Board of Directors makes any recommendation as to whether you should exercise your rights. You should make an independent investment decision on whether to exercise your rights. If you do not exercise your rights, you will lose any value inherent in the rights and your percentage ownership interest in us will be diluted.

HSR Act Limitations

        We will not be required to issue shares of our common stock to you under the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and, if at the expiration of the rights offering, you have not obtained that clearance or approval. For example, if as a result of exercising your rights, you would hold shares of our common stock worth more than $56.7 million, including any shares you hold presently, you and we may be required to make a filing under the HSR Act and wait for any applicable waiting periods to expire or terminate before we can satisfy your exercise of rights.

Shares of Common Stock Outstanding after the Rights Offering

        On the record date for the rights offering, there were approximately         million shares of our common stock outstanding. This number does not include shares that we may be required to issue upon the exercise of outstanding stock options and shares that may be issuable in connection with the key employee retention program in our bankruptcy proceedings or upon the conversion of our Series B preferred stock into our common stock. Following the conclusion of the rights offering, assuming all the rights are exercised and the outstanding Series B preferred shares are converted into common stock (as is contemplated by the Plan), the number of outstanding shares of our common stock will increase by more than two-fold.

Material U.S. Federal Income Tax Consequences of Rights Offering

        Persons who hold shares of our common stock as capital assets and are not subject to special treatment under U.S. federal income tax law (e.g., as a bank or dealer in securities) should not recognize gain or loss on the receipt, exercise or expiration of their rights. You should refer to "United States Federal Income Tax Considerations" for a more complete discussion, including additional qualifications and limitations. In addition, you should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or expiration of the rights in light of your particular circumstances.

Other Matters

        We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in the rights offering.

EFFECTS OF THE RIGHTS OFFERING ON THE SIGNIFICANT EQUITYHOLDERS' OWNERSHIP

        We entered into, and the bankruptcy court approved, an equity commitment agreement, whereby we purchased a put option from the Significant Equityholders. If the gross proceeds of the rights offering are less than $150.0 million and the Significant Equityholders do not exercise the call option created under the Plan to purchase additional common stock not subscribed for in the rights offering, we intend to exercise the put option. In that event, the Significant Equityholders would be required to purchase from us, for an aggregate purchase price equal to such shortfall, shares of our Series C preferred stock, a newly designated non-convertible non-voting security, with an aggregate stated value equal to such purchase price. The Series C preferred stock will be non-voting (except in certain limited circumstances), will not be convertible into our common stock and will not be covered by any registration rights granted to the Significant Equityholders. See "Description of Capital Stock — Series C Preferred Stock." We will pay the Significant Equityholders a total premium of up to $9.5 million for the put option under the equity commitment agreement.

        Under the Plan, the Significant Equityholders will purchase a call option from us to allow them, if they so elect, to purchase from us at the rights offering exercise price, additional shares of our common stock not subscribed for in the rights offering. The Significant Equityholders will pay us a premium of $2.0 million for the call option they will purchase from us under the Plan.

        The Significant Equityholders' obligations under the equity commitment agreement are subject to the satisfaction of specified conditions, including the bankruptcy court's entry of an order confirming the Plan, our concurrent closing of our new senior secured credit facilities and the absence of any termination events under the equity commitment agreement or any material adverse change in our business, financial condition or results of operations. See "Certain Relationships and Related Transactions — Equity Commitment Agreement."

        We obtained the commitments of the Significant Equityholders to purchase shares of Series C preferred stock under the put option to ensure that we will be able to raise the amount needed to satisfy our cash payment obligations under the Plan. The Significant Equityholders' obligations are limited to no more than $150.0 million. See "Certain Relationships and Related Transactions — Equity Commitment Agreement." Set forth below, for illustrative purposes only, are two scenarios which indicate the effect the rights offering and related share issuance could have on the Significant Equityholders' relative voting and economic interest. As of the record date for the rights offering, assuming conversion of all outstanding Series B preferred stock to our common stock, the Significant Equityholders beneficially owned in the aggregate 53% of our outstanding common stock.

        Scenario 1 — All rights covered by this prospectus are exercised.

        Scenario 2 — The Significant Equityholders are the only stockholders to exercise the rights covered by this prospectus and the Significant Equityholders elect to exercise the call option they will purchase from us under the Plan.

	Significant Equityholders(1)	Other Stockholder	Total
	(millions of shares)
Scenario 1(2)
Common Shares Before Rights Offering	12.3	12.3	24.6
Common Shares Issued Pursuant to Rights Offering(3)	35.3	31.4	66.7
Common Shares Issued on Conversion of Series B Preferred Stock to Common Stock	1.5	—	1.5

Total Common Shares	49.1	43.7	92.8

Percentage Ownership	52.89%	47.11%	100.00%
Scenario 2(4)
Common Shares Before Rights Offering	12.3	12.3	24.6
Common Shares Issued Pursuant to Rights Offering(3)	35.3	—	35.3
Exercise of Call Option	31.4	—	31.4
Common Shares Issued on Conversion of Series B Preferred Stock to Common Stock	1.5	—	1.5

Total Common Shares	80.5	12.3	92.8

Percentage Ownership	86.73%	13.27%	100.00%

(1)
Includes D. E. Shaw Laminar Portfolios, L.L.C., Goldman, Sachs & Co., Sigma Capital Associates, LLC, Par IV Master Fund Ltd. and Sunrise Partners Limited Partnership.

(2)
Assumes that all stockholders exercise their rights to purchase additional shares.

(3)
Includes shares of our common stock issued to holders of our existing common stock and the holder of our Series B preferred stock in connection with the rights offering.

(4)
Assumes that only the Significant Equityholders exercise their rights to purchase additional shares and that the Significant Equityholders exercise the call option.

        If no rights are exercised and the Significant Equityholders do not elect to exercise the call option they will purchase from us under the Plan, and we exercise the put option, then the Significant Equityholders' percentage ownership of our common stock will remain unchanged (not including the conversion of the Series B preferred stock into our common stock).

BANKRUPTCY PROCEEDINGS

General

        On September 19, 2005 (or the Petition Date), we and certain of our domestic subsidiaries, including Foamex L.P., our primary operating subsidiary (collectively, the Debtors) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (or the Bankruptcy Code) in the United States Bankruptcy Court for the District of Delaware (or the bankruptcy court).

        We continue to operate our business and manage our property as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. At a hearing held on September 20, 2005, the bankruptcy court granted various first day motions for relief designed to stabilize our operations and business relationships with customers, vendors, employees and others, and entered orders granting permission to, among other things, pay employee salaries, wages and benefits, pay amounts owing in connection with workers' compensation and other insurance policies; utilize our existing cash management systems; continue our customer programs; pay vendors for certain critical goods and services provided prior to September 19, 2005; and access, until final approval by the bankruptcy court, up to $221.0 million of a $240.0 million debtor-in-possession (or DIP) revolving credit facility and $80.0 million of a DIP term loan. A portion of the proceeds of the DIP revolving credit facility and all of the proceeds of the DIP term loan facility were used to repay Foamex L.P.'s prepetition revolving credit and term loan facilities. On October 17, 2005, the bankruptcy court granted final approval of the $240.0 million DIP revolving credit facility and the $80.0 million DIP term loan.

        On September 29, 2005, the United States Trustee for the District of Delaware appointed an official committee of unsecured creditors in these bankruptcy proceedings (or the Creditors Committee). The Creditors Committee is currently comprised of The Bank of New York, the Pension Benefit Guaranty Corporation, Newcastle Partners, LP, Lyondell Chemical Corporation, Shell Chemicals L.P., Steel Partners II, L.P. and Donovan Williams.

        On November 17, 2005, the bankruptcy court approved a motion authorizing a key executive retention program (or the KERP). The KERP pertained to 77 individuals who may receive cash distributions aggregating up to $3.2 million. In addition, certain participants, at the discretion of the Board of Directors of the reorganized Foamex, may receive additional distributions aggregating up to $0.4 million in cash or in common stock of the reorganized Company at a price per share that reflects the value of the equity on the effective date of the Plan. Distributions under the KERP are generally to be made on or around certain milestone dates during our chapter 11 proceedings and on and subsequent to the effective date of the Plan. Cash distributions pursuant to the KERP, aggregating $1.5 million, were paid through July 2006. The common stock distributions, if any, will be made at the six-month and one-year anniversaries of the effective date of the Plan. The KERP also includes an additional $0.5 million discretionary cash pool to address specific employment matters and unanticipated needs that may arise during our chapter 11 proceedings.

        We have notified all known or potential creditors of the chapter 11 filings for the purposes of identifying and quantifying all prepetition claims. The chapter 11 filings triggered defaults on substantially all debt and lease obligations. Subject to certain exceptions under the Bankruptcy Code, the chapter 11 filings automatically stayed the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to September 19, 2005. On October 18, 2005, the bankruptcy court entered an order (or the Bar Date Order) requiring any person or entity holding or asserting a prepetition claim(s) against the Debtors to file a written proof of claim with the Debtors' claims processing agent on or before December 8, 2005 (or the Bar Date), and, for Governmental Units (as defined in the Bankruptcy Code) holding a prepetition claim(s) against the Debtors' on or before March 20, 2006. With certain enumerated exceptions, the Bar Date Order further provides that any person or entity which fails to timely file a proof of claim will, among other things, be forever barred, estopped and enjoined from asserting a prepetition claim against the Debtors.

        Approximately 1,330 claims were filed against the Debtors in the aggregate amount of approximately $5.0 billion, a number of which were duplicative or otherwise objectionable. Since the Bar Date, the Debtors have engaged in a continuous process of assessing the proofs of claim filed against them and where appropriate, objecting to claims that the Debtors believe should not be allowed at all or, at most, not in the amount(s) or classification as filed. Thus far the Debtors have filed nine omnibus objections to proofs of claim, which have reduced the claims against the Debtors' estates in the approximate amount of $368.8 million.

        In addition to the foregoing objections, on March 3, 2006, the Debtors filed a Notice of Claims Previously Satisfied (or the Notice of Satisfaction) seeking to reduce and allow or expunge approximately 340 filed and scheduled claims which the Debtors believe were satisfied after the Petition Date by payments authorized pursuant to certain "first day" orders of the bankruptcy court. The Notice of Satisfaction resulted in claims reductions in excess of $31.0 million. On June 20, 2006, the Debtors filed another Notice of Claims Previously Satisfied (or the Second Notice of Satisfaction) seeking to reduce and allow or expunge approximately 100 filed and scheduled claims that the Debtors believe were satisfied after the Petition Date by payments authorized pursuant to certain "first day" orders of the bankruptcy court. The Second Notice of Satisfaction resulted in claims reduction in excess of $1.8 million.

        The Debtors have substantially completed their claims reconciliation process and believe, based on the results of such process, that the aggregate amount of claims will be further reduced significantly for, among others, the following reasons: (i) certain creditors filed against each of the Debtors, and under the substantive consolidation provisions in the Plan, multiple claims will be deemed to be only one claim for purposes of distributions under the Plan and (ii) the Debtors anticipate that certain significant claims will be withdrawn prior to the effective date of the Plan.

        To exit chapter 11, we must obtain confirmation by the bankruptcy court of a chapter 11 plan. On December 23, 2005, we filed the original disclosure statement and the original plan with the bankruptcy court. The original plan would have reduced our total debt by approximately $500.0 million from prepetition amounts, largely through the conversion of our 10 3/4% Senior Secured Notes due 2009 into 100% of the new common stock of the reorganized Company, subject to dilution, and the issuance of warrants to holders of our senior subordinated notes. As a result of our improved performance, we did not pursue confirmation of the original plan.

        On October 23, 2006, we filed an amended disclosure statement and the Plan with the bankruptcy court, which amended and superseded in all respects the original disclosure statement and original plan, respectively. The Plan is designed to complete a financial restructuring that will result in the full repayment of all allowed claims, including all prepetition debt. Our total debt upon emergence from bankruptcy will be approximately $120.0 million less than our total debt upon filing for bankruptcy. The terms of the Plan include the following:

  •
  payment in full in cash to holders of allowed administrative claims and debtor-in-possession financing claims in an amount equal to their claims;

  •
  payment in full in cash to holders of allowed (a) priority tax claims, (b) other priority claims and (c) other secured claims in an amount equal to their claims plus post-petition interest;

  •
  payment in full in cash to the holders of the Senior Secured Notes, in addition to any deemed receipt of its pro rata share of the Senior Secured Notes adequate protection payments, in an amount equal to their Senior Secured Note claims plus post-petition interest;

  •
  payment in full in cash to the holders of the Senior Subordinated Notes in an amount equal to their Senior Subordinated Notes claims plus post-petition interest;

  •
  payment in full in cash to holders of allowed general unsecured claims in an amount equal to their allowed general unsecured claims plus post-petition interest;

  •
  unliquidated claims shall be determined and satisfied in the ordinary course of business by the Reorganized Debtors, without the need for bankruptcy court approval, including, where applicable, through access to available insurance;

  •
  allowing holders of equity interests in the Company and its subsidiaries to retain such interests; and

  •
  each share of the Series B preferred stock to the extent still outstanding, immediately prior to the effective date of the Plan, shall be converted into 100 shares of common stock.

Debtors' Motion to Preserve Net Operating Losses

        At the time when the voluntary petitions were filed, the Debtors believed that, although they expected to have NOLs for federal income tax purposes as of January 1, 2006, they also expected that as a result of the reorganization to be implemented in the chapter 11 proceedings the Debtors would recognize an amount of cancellation of indebtedness income (or COD Income) that would exceed the amount of such NOLs. The application of Section 108 of the Code would reduce the Debtors' NOLs by the amount of such COD Income, with the result that there would not be any NOLs to be carried forward to offset future income. In recent months, however, the financial performance of the Debtors has improved significantly, and it is now anticipated that there may be no COD Income so that the NOLs would not be reduced by any COD Income that would have been generated by the reorganization. The NOLs may therefore constitute a valuable asset of the Debtors' estates that could be used to reduce their future federal income tax liability.

        In this connection, and in light of increased trading activity in our common stock, we concluded that it was necessary to take steps to preserve the utilization of the NOLs after conclusion of the chapter 11 proceedings and to prevent an ownership change within the meaning of section 382(g)(1) of the Code from occurring prior to the consummation of the Plan. Because an ownership change occurring prior to the consummation of the Plan would result in the imposition of more onerous annual limitations on usage of the NOLs to offset future income, on April 20, 2006, we filed a motion in the bankruptcy court requesting an order establishing notification and hearing procedures for trading in our common stock. The bankruptcy court then entered a consensual order establishing the notification and hearing procedures on May 3, 2006 (or the Trading Order). Specifically, subject to certain exceptions set forth in the Trading Order, the Trading Order provides that any person or entity that beneficially owns or will own shares of our common stock representing 4.5% or more of our outstanding shares must comply with the certain procedures in order to provide the Debtors with an opportunity to challenge any transfer of stock that would jeopardize the value of the Debtors' NOLs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In connection with the rights offering, we have entered into several transactions with related parties as described below. We have filed copies of the agreements described in this section with the SEC as exhibits to the registration statement of which this prospectus forms a part. See "Available Information" for information on how to obtain a copy of each of these agreements. For a full description of certain relationships and related transactions please see "Certain Relationships and Related Transactions" in our amended Annual Report on Form 10-K for the fiscal year ended January 1, 2006 incorporated by reference herein.

Equity Commitment Agreement

        Generally.    In connection with the rights offering, we entered into an equity commitment agreement with the Significant Equityholders on October 13, 2006. Upon the bankruptcy court's approval of the equity commitment agreement, we will enter into a put option agreement, whereby we will purchase a put option from the Significant Equityholders for an aggregate put option premium of up to $9.5 million. Under the put option, and subject to the terms of the equity commitment agreement, we may require the Significant Equityholders to purchase our new Series C preferred stock for an aggregate purchase price equal to any shortfall from the rights offering.

        The Significant Equityholders' obligations under the equity commitment agreement are subject to a number of conditions precedent, which may be waived as set forth in the equity commitment agreement. Among other conditions precedent, the Plan must provide that we shall, on or prior to the effective date of the Plan, sell a call option to the Significant Equityholders, created pursuant to the Plan, for the purchase of new common stock on the effective date of the Plan at a per share price equal to the exercise price for each share of our common stock that is not purchased pursuant to the rights offering. Other conditions precedent to the Significant Equityholders' obligations under the put option include, but are not limited to, the bankruptcy court's entry of an order confirming the Plan, the inclusion of the call option described below under the Plan and the absence of the occurrence of any termination events giving rise to the Significant Equityholders' termination of the equity commitment agreement.

        The put option premium of up to $9.5 million is payable in the following manner: (i) $2.0 million was paid on             , 2006 and (ii) $7.5 million will be paid on the effective date of the Plan if the equity commitment agreement is not otherwise terminated earlier and remains in full force and effect. Alternatively, in the event the bankruptcy court enters an order approving a competing transaction, we will owe an additional payment of $2.5 million instead of the $7.5 million. Finally, if certain termination events occur, which include, without limitation, the appointment of a trustee in our bankruptcy cases, the conversion of the bankruptcy cases to chapter 7 liquidations, the breach of any material provision of the equity commitment agreement by us, and the failure to satisfy the condition that the effective date must occur on or before February 28, 2007, we will owe an additional payment of $5.5 million instead of the $7.5 million. The put option premium is nonrefundable.

        Call Option Under the Plan.    Under the Plan, we and the Significant Equityholders will enter into a call option agreement whereby the Significant Equityholders will purchase a call option from us to allow them, if they so elect, to purchase from us at the rights offering exercise price, shares of common stock not subscribed for in the rights offering. We and the Significant Equityholders have agreed that the Plan shall require the Significant Equityholders to pay an option premium of $2.0 million in connection with the call option. In the event that the Significant Equityholders exercise the call option they will purchase from us under the Plan, the put option will expire unexercised.

        The Significant Equityholders' commitments described above expire on February 28, 2007.

        Several and not Joint Obligations.    The obligations of each of the Significant Equityholders under the equity commitment agreement, the put option and the call option are several, and not joint.

        Waiver.    In the event that a condition to the Significant Equityholders' commitments under the equity commitment agreement, the call option or the put option is not satisfied or a termination event occurs thereunder, and one or more of the Significant Equityholders decides not to proceed with the contemplated transactions, the other Significant Equityholders may choose to assume such Significant Equityholder or Significant Equityholders' obligations and proceed with the contemplated transactions.

        Representations and Warranties.    The equity commitment agreement contains representations and warranties made by us and the Significant Equityholders. Our representations and warranties relate to, among other things:

  •
  corporate organization and similar corporate matters;

  •
  authorization, execution, delivery and enforceability of the equity commitment agreement and related matters;

  •
  authorization (and related matters) of the issuance of the common stock pursuant to the exercise of the rights and the call option, if exercised, and the Series C preferred stock pursuant to the put option, if exercised;

  •
  consents, approvals, authorizations, orders, registrations and qualifications of or with governmental entities relating to the equity commitment agreement, the rights offering and related matters;

  •
  the fair presentation of our financial statements;

  •
  compliance with laws and regulations;

  •
  environmental, health and safety matters and claims;

  •
  tax matters; and

  •
  legal proceedings.

        The representations and warranties of each of the Significant Equityholders relate to, among other things:

  •
  corporate organization and similar corporate matters;

  •
  authorization, execution, delivery and enforceability of the equity commitment agreement and related matters;

  •
  investment intent and compliance with federal and state securities laws; and

  •
  consents, approvals, authorizations, orders, registrations and qualifications of or with governmental entities relating to the equity commitment agreement, the rights offering and related matters.

        Reasonable Efforts; Other Agreements.    Under the equity commitment agreement, we and the Significant Equityholders also agreed to use reasonable efforts to take specified actions. We agreed, among other things, to use our reasonable best efforts to:

  •
  have the Plan confirmed by the bankruptcy court; and

  •
  effectuate the rights offering as provided in the equity commitment agreement.

The Significant Equityholders agreed, among other things, to use their reasonable best efforts, upon confirmation of the Plan, to fulfill their obligations under the Plan and consummate the transactions contemplated by the equity commitment agreement.

        The equity commitment agreement also requires us to provide the Significant Equityholders with an opportunity to review and comment on the Plan, disclosure statement and other documents related to our bankruptcy proceedings and the rights offering. In addition, we agreed to reimburse the Significant Equityholders for reasonable fees for their legal counsel and financial advisors, subject to certain limits.

        Conditions to the Obligations of the Significant Equityholders.    The obligation of the Significant Equityholders to purchase shares of common stock, if they exercise the call option under the Plan, is subject to the satisfaction of various conditions, including the bankruptcy court's entry of an order confirming the Plan (with the Plan being in form and substance reasonably acceptable to the Significant Equityholders in their individual discretion and to the agent and lead arrangers of our new senior secured credit facilities). In addition, the Significant Equityholders' obligation to purchase shares of Series C preferred stock, if we exercise the put option, under the equity commitment agreement is subject to the satisfaction of various conditions, including the following:

  •
  to the extent not already paid, the premium of $9.5 million must have been paid to the Significant Equityholders;

  •
  the registration statement of which this prospectus forms a part must become effective and all of the shares covered by this prospectus shall have been issued;

  •
  the expiration time of the rights offering must have passed;

  •
  the Significant Equityholders must have purchased the call option from the Company under the Plan;

  •
  the Plan must be in a form reasonably satisfactory to the Significant Equityholders;

  •
  an order confirming the Plan (with the Plan being in form and substance reasonably satisfactory to the Significant Equityholders in their individual discretion) must be entered by the bankruptcy court and must not have been stayed or modified or vacated on appeal;

  •
  no material adverse change, as defined in the equity commitment agreement, must have occurred from the date of the equity commitment agreement through the effective date of the Plan;

  •
  appropriate legal documentation in connection with the rights offering must be executed and delivered in form and substance reasonably satisfactory to the Significant Equityholders and the satisfaction of the conditions precedent contained in the legal documentation must be satisfied or waived in accordance with such legal documentation;

  •
  a corporate charter, by-laws and other governance documents of the reorganized Company must have been adopted as part of the Plan in a form reasonably satisfactory to the Significant Equityholders; and

  •
  the new senior secured credit facilities must be in full force and effect, and the lenders thereunder must be prepared to fund such loans.

        Termination.    The equity commitment agreement provides that it may be terminated by the Significant Equityholders under certain circumstances, which include any of the following events:

  •
  we have not filed the Plan and accompanying disclosure statement on or before November 10, 2006;

  •
  we have not filed the registration statement of which this prospectus forms a part with the SEC on or before November 10, 2006;

  •
  the bankruptcy court has not entered an order approving the payment of certain expenses and the treatment of the premiums for the put option as valid and binding obligations entitled to administrative expense priority on or before November 30, 2006;

  •
  we do not obtain bankruptcy court approval of the disclosure statement in connection with the Plan on or before December 15, 2006;

  •
  the bankruptcy court does not confirm the Plan on or before February 2, 2007;

  •
  the effective date of the Plan does not occur on or before February 28, 2007; and

  •
  we breach any material provision of the equity commitment agreement or certain related documents and such breach shall not have been cured within two days of our receipt of a notice of such breach by the Significant Equityholders.

Registration Rights Agreement

        In connection with the Plan, we and the Significant Equityholders will enter into a registration rights agreement whereby each of the Significant Equityholders will receive demand and piggyback registration rights with respect to the public resale of shares of our common stock issued to the Significant Equityholders under the exercise of rights by the Significant Equityholders in the rights offering and the purchase of shares of our common stock under the call option, if exercised. The registration statement of which this prospectus forms a part does not include the resale of the shares described in the preceding sentence or shares of the Series C preferred stock. The registration rights agreement will entitle the Significant Equityholders to make two demands for registration of all or part of each holder's common stock that is subject to the registration rights agreement, subject to certain conditions and exceptions. In addition, the piggyback registration rights will provide that, subject to certain conditions and exceptions, if we propose to file a registration statement under the Securities Act with respect to an offering of equity securities on a form that would permit the registration of the common stock held by the Significant Equityholders that is subject to the registration rights agreement, then we will offer each of the Significant Equityholders the opportunity to register all or part of their shares of common stock that are subject to the registration rights agreement on the terms and conditions set forth in the registration rights agreement. The Significant Equityholders will also have unlimited rights to register the common stock that is subject to the registration rights agreement on Form S-3, if and when we qualify to use such form. Under the registration rights agreement, the Company will pay all fees and expenses for any demand registration, including the reasonable fees and expenses of counsel for the Significant Equityholders and the Significant Equityholders will pay for their respective internal costs and expenses related to any piggyback registration in which they participate.

Management Incentive Plan

        In connection with our reorganization pursuant to the Plan, we plan to establish a new management incentive plan or the 2007 Management Incentive Plan. We plan to file a copy of the 2007 Management Incentive Plan with the SEC on Form 8-K when it is finalized and approved following the effective date of the Plan. For a full description of our management and other compensation paid to our management please see "Directors and Executive Officers of the Registrant," "Executive Compensation" and "Certain Relationships and Related Transactions" in our amended Annual Report on Form 10-K for the fiscal year ended January 1, 2006, which is incorporated by reference herein.

DESCRIPTION OF NEW SENIOR SECURED CREDIT FACILITIES

        In connection with the Plan, pursuant to a commitment letter that expires on February 28, 2007, we expect Foamex L.P. will enter into the new senior secured credit facilities with a syndicate of lenders following the expiration of the rights offering. Bank of America, N.A. will be the administrative agent and the collateral agent for all facilities. Banc of America Securities LLC (or BAS) will be the sole exclusive lead arranger with respect to the revolving credit facility and, together with Morgan Stanley Senior Funding, Inc. (or MSSF) and Barclays Capital, the investment banking division of Barclays Bank PLC (or Barclays), will be the co-lead arrangers for the term loan facilities, with BAS acting as exclusive book runner for all facilities. MSSF and Barclays will be co-syndication agents.

        The following sets forth a description of the material terms of the new senior secured credit facilities as they are currently expected to be entered into.

Structure

        The new senior secured credit facilities will provide for aggregate commitments of $790.0 million, consisting of (i) a revolving credit facility of $175.0 million, including a sub-limit of $45.0 million for letters of credit and (ii) term loan facilities of $615.0 million, of which $425.0 million is expected to be under a first lien term loan facility and $190.0 million is expected to be under a second lien term loan facility. Advances under the revolving credit facility are limited by a borrowing base formula consisting of 85% of eligible accounts receivable, less certain reserves.

        At closing, the proceeds of the new senior secured credit facilities will be used to repay our current DIP credit facilities, certain other indebtedness, other liabilities and to pay fees and expenses incurred in connection with the refinancing. On and after the closing date, the revolving credit facility may be used for working capital and general corporate purposes.

Security and Guarantees

        We and our existing and future domestic subsidiaries and our Canadian subsidiary will unconditionally guarantee the repayment of the new senior secured credit facilities and certain other obligations. The new senior secured credit facilities and the guarantees will be secured by a security interest in substantially all of the tangible and intangible assets of Foamex L.P. and each of the guarantors under the new senior secured credit facilities, with certain exceptions.

Interest and Expenses

        Borrowings under the new senior secured credit facilities are expected to bear interest at the borrower's option at the following interest rates per annum: (i) under the revolving credit facility, LIBOR rate plus an applicable margin of 1.50% (the applicable margin will be subject after 3 months to a pricing adjustment of plus or minus 0.25% based on metrics to be determined, or the Alternate Base Rate (to be defined therein) plus an applicable margin that is 150 basis points less than the applicable margin in effect from time to time for LIBOR-based revolving credit loans (but not less than zero)); (ii) under the first lien term loan facility, LIBOR rate plus an applicable margin, or the Alternate Base Rate plus an applicable margin that is 100 basis points less than the applicable margin in effect from time to time for LIBOR-based first lien term loans; and (iii) under the second lien term loan facility, LIBOR rate plus an applicable margin, or the Alternate Base Rate plus an applicable margin that is 100 basis points less than the applicable margin in effect from time to time for LIBOR-based second lien term loans. The unused portion of the revolving credit facility will be subject to a per annum fee equal to 0.25%.

        In connection with the new senior secured credit facilities, we are required to pay administrative fees, letter of credit fees, commitment fees and certain expenses and to provide certain indemnities, all of which we believe are customary for financings of this type. We will be obligated to obtain interest rate protection acceptable to the administrative agent for 40.0% of the principal of the term loan facilities for a period of two years.

Maturity and Amortization

        The revolving credit facility will mature five years after the closing date. The first lien term loan facility will mature six years after the closing date. The second lien term loan facility will mature seven years after the closing date. The first lien term loan facility will be subject to quarterly amortization of principal equal to 0.25% of its original principal amount for the first 5 3/4 years, with the balance payable at maturity.

Prepayments

        The new senior secured credit facilities will be subject to mandatory prepayment under certain circumstances customary for financings of this type. Mandatory and optional prepayments of the second lien term loan facility will be subject to a prepayment premium under certain circumstances.

Conditions

        The lenders' obligation to fund under the new senior secured credit facilities on the closing date is subject to the satisfaction of various conditions, including but not limited to the following:

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  the negotiation, execution and delivery of definitive documentation for each of the new senior secured credit facilities;

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  the disclosure statement and the Plan, and the terms and provisions of the restructuring of the debt (or any new debt), any Series C preferred stock, capitalization and ownership of Foamex L.P., its parent, and their subsidiaries must be in form and substance reasonably satisfactory to the agent and the lead arrangers;

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  an order confirming the Plan (with the Plan being in form and substance reasonably satisfactory to the agent and the lead arrangers) shall be in full force and effect and shall not have been stayed, appealed, modified or reversed;

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  the Plan and the equity financing must be concurrently consummated;

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  we must have at least $80.0 million in availability under the revolving credit facility after the borrowings we make on the effective date of the Plan, subject to reduction under certain circumstances;

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  there must be no change, occurrence or development since July 2, 2006 that could reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Foamex L.P. and its subsidiaries, taken as a whole;

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  there must be no competing offering, placement or arrangement of any debt financing by or on behalf of Foamex L.P., its parent or their subsidiaries;

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  corporate credit ratings of Foamex L.P. and the ratings of each of the term loan facilities must be obtained at least 30 days prior to the closing date and must at all times from the issuance of the ratings through the closing date be at a specified level or higher from Moody's Investor Services, Inc. and from Standard & Poor's, a division of The McGraw-Hill Companies, Inc.;

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  the administrative agent must have valid and perfected security interests in the collateral with priorities for each of the facilities, as defined;

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  the representations and warranties in the loan documentation must be true and correct in all material respects and no default or event of default shall have occurred and be continuing;

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  receipt of certain specified unaudited quarterly and monthly financial statements of Foamex L.P. and its consolidated subsidiaries; and

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  we must have a pro forma ratio of total consolidated debt on the closing date, after giving effect to the Plan, to EBITDA (as defined) for the latest 12 month period prior to the closing for which monthly financial statements have been delivered to the agent and the lead arrangers of no greater than 4.5 to 1.0.

Covenants

        The new senior secured credit facilities will contain affirmative and negative covenants customary for such financings. The new senior secured credit facilities will include covenants relating to limitations on, among other things:

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  dividends on and other distributions to, and redemptions and repurchases from, equity holders (with an exception permitting up to $2.5 million of dividends and distributions per year to fund our administrative costs);

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  liens and negative pledges;

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  loans, acquisitions, joint ventures and other investments, subject to certain exceptions;

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  debt, guarantees and other contingent obligations, subject to certain exceptions;

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  mergers and consolidations;

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  sales, transfers and other dispositions of property and assets;

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  transactions with affiliates;

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  annual limitations on capital expenditures with carryover provisions; and

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  changes in organizational documents, fiscal year and business activities conducted by us.

Financial Covenants

        If availability under the revolving credit facility is less than $20.0 million, we will be required under the revolving credit facility to comply with a consolidated fixed charge coverage ratio of not less than 1.0 to 1.0 for any Test Period (as defined below).

        Beginning with the first fiscal quarter ending April 1, 2007, we will be subject to a minimum consolidated interest coverage ratio under the first lien term loan facility for any Test Period with an initial level of 1.50 to 1.00, subject to adjustments in a manner to be agreed.

        Beginning with the first fiscal quarter ending April 1, 2007, we will be subject to a maximum consolidated leverage ratio under the first term loan facility for any Test Period with an initial level of 5.25 to 1.00 and under the second lien term loan facility with an initial level of 5.75 to 1.00, in either case, subject to adjustments in a manner to be agreed.

        "Test Period" means each period of four consecutive fiscal quarters.

Events of Default

        The senior secured credit facilities will contain events of default customary for financings of this type, including, but not limited to:

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  nonpayment of principal, interest, fees or other amounts when due;

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  violation of covenants;

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  failure of any representation or warranty to be true in all material respects when made or deemed made;

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  cross defaults to other indebtedness;

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  change of control;

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  bankruptcy and insolvency events;

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  ERISA-related defaults;

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  monetary and non-monetary material judgments; and

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  actual or asserted invalidity of the guarantees or security documents.

Some of these events of default allow for grace periods and materiality concepts.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our restated certificate of incorporation, as amended, and our by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part. In connection with the Plan, we intend to adopt a second amended and restated certificate of incorporation and amended and restated by-laws, copies of which will be filed with the SEC when completed. The following description, unless otherwise noted, does not reflect amendments made to such documents under the Plan.

General

        Current.    Our current authorized capital stock consists of 50.0 million shares of common stock, par value $.01 per share, 24,645,600 of which were issued and outstanding as of the record date, and 5.0 million shares of Series B preferred stock, par value $1.00 per share, 15,000 of which are issued and outstanding as of the record date. In addition, options to purchase approximately 2.0 million shares of common stock were outstanding as of October 1, 2006.

        Under the Plan.    We expect that our second amended and restated certificate of incorporation that will be adopted under the Plan will authorize us to issue                        shares of common stock, $.01 par value per share and                        shares of preferred stock, $1.00 par value per share.

Common Stock

        Current.    Subject to the rights of holders of preferred stock then outstanding, holders of common stock are entitled to receive such dividends as may from time to time be declared by our Board of Directors. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Except as set forth below, the affirmative vote of a majority of the outstanding shares of common stock is required to approve all matters requiring stockholder approval. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock outstanding can select all of the directors, subject to the rights of a majority of the continuing directors to fill vacancies and newly created directorships. In addition, supermajority voting requirements apply in respect of certain stockholder actions. See "— Provisions Having Possible Anti-takeover Effects."

        Holders of common stock have no preemptive rights to subscribe to any additional securities that the Company may issue and there are no redemption provisions or sinking fund provisions applicable to the common stock, nor is the common stock subject to calls or assessments by us. In the event of our liquidation, dissolution or winding up, holders of the shares of common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all our creditors, subject to the rights, if any, of the holders of any outstanding shares of preferred stock.

        The transfer agent for our common stock is Mellon Investors Services LLC.

        Our common stock is traded over-the-counter under the symbol FMXIQ.

        Under the Plan.    We will provide details of changes to the rights and preferences of our common stock under our second amended and restated certificate of incorporation once they are approved by our Board of Directors.

Preferred Stock

        Pursuant to our restated certificate of incorporation, as amended, the Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock from time to time in one or more series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has such power to establish the powers, preferences and rights of each series, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock.

Series A Preferred Stock

        On August 5, 2004, our Board of Directors declared a dividend of one right to purchase Series A preferred stock, par value $1.00 per share, for each outstanding share of common stock, par value $0.01 per share, payable on August 23, 2004 to the stockholders of record on August 16, 2004. The Board of Directors declared these rights under a stockholder rights plan, commonly referred to as a "poison pill," to protect stockholders from coercive or otherwise unfair takeover tactics. The rights would not interfere with any merger or other business combination approved by our Board of Directors. The rights become exercisable only if a person or group beneficially acquires 20% or more of our stockholder voting power or if a person or group announces a tender offer, which, if consummated, would result in such person or group beneficially owning 20% or more of such voting power, in either case without the approval of our Board of Directors. Pursuant to the Plan, our shareholder rights plan will be cancelled and no shares of Series A preferred stock will be issued.

Series B Preferred Stock

        In 2000, 15,000 shares of the Series B preferred stock were issued in exchange for 1.5 million shares of common stock. The Series B preferred stock is non-voting and non-redeemable and each share is convertible into 100 shares of our common stock and is currently owned by D. E. Shaw Laminar Portfolios, L.L.C., one of the Significant Equityholders. The conversion feature is only available if the conversion would not trigger a "change of control" event. The Series B preferred stock is non-cumulative and would be entitled to dividends only if a dividend is declared on our common stock. It ranks senior to any future preferred stock issued by us and is entitled to a liquidation preference of $100 per share. The Series B preferred stock is expected to be converted into common stock on the effective date of the Plan.

Series C Preferred Stock

        Shares of the Series C preferred stock, par value $1.00 per share, will be issued to the Significant Equityholders pursuant to the put option we purchased from the Significant Equityholders under the equity commitment agreement, if it is exercised. The Series C preferred stock will be designated under the Plan and incorporated into our second amended and restated certificate of incorporation. We have not agreed to list the Series C preferred stock on any national securities exchange. There is no current market for the Series C preferred stock and we do not expect one to develop. Set forth below is a description of the terms of the Series C preferred stock.

Voting Rights

        Holders of shares of the Series C preferred stock, if it is issued, will not have voting rights, except if we fail to comply with any covenant contained in any instrument governing the Series C preferred stock or any agreement pursuant to which it is issued. In any such case, the holder of a majority of the outstanding shares of the Series C preferred stock will be entitled to elect two additional directors to our board of directors. Once we return to compliance with the relevant covenant, the board of directors will be reduced in size again and the additional directors will not longer serve on the board.

Dividends

        Holders of the shares of the Series C preferred stock will be entitled to receive, when, as and if declared by the Board of Directors, quarterly dividends, payable in cash, in respect of each share of the Series C preferred stock (as described in "— Liquidation Preference" below). The dividend rate will be established near the effective date of the Plan and is based on a formula comprised of the sum of (i) the seven-year LIBOR swap rate, (ii) the LIBOR Applicable Margin for the second lien term loan under the new senior secured credit facilities and (iii) 200 basis points. Dividends on the shares of the Series C preferred stock will be cumulative from the date of issuance and accrued and unpaid dividends will compound quarterly.

Amendments

        Without the consent or affirmative vote of the holders of at least 67% of the outstanding preferred stock voting separately as a class, we shall not (a) authorize, create or issue or increase the authorized amount of any (i) our equity securities ranking senior or pari passu to the preferred stock or (ii) any class or series of capital stock or any security convertible or exercisable for any class or series of capital stock that is redeemable mandatorily or at the option of the holder thereof; (b) amend, alter or repeal any provision of our certificate of incorporation or by-laws if such amendment or alteration alters or changes the powers, preferences or rights of the preferred stock so as to affect them adversely; (c) declare, pay or set aside for payment, any dividend on any junior securities without the prior consent of the holders of the preferred stock or redeem, repurchase or otherwise acquire any junior securities (other than the repurchase of common stock held by our employees, officers or directors or any of its subsidiaries in accordance with arrangements approved by the Board of Directors up to an amount to be agreed); or (d) authorize or take any other action if such action alters or changes any of the rights of the preferred stock in any respect or otherwise would be inconsistent with the certificate of designation for the preferred stock.

Liquidation Preference

        Upon a liquidation event (but excluding mergers or similar transactions), the holders of Series C preferred stock will be entitled to receive, in cash, in preference to payments to our common stock or any other securities ranking junior to the Series C preferred stock, an amount equal to the sum of (i) the stated value of the Series C preferred stock as issued under the put option (as appropriately adjusted for stock splits, recapitalizations and similar events) plus (ii) all accrued and unpaid dividends (as appropriately adjusted for stock splits, recapitalization and similar events) with respect to each share of Series C preferred stock.

Change of Control

        Upon a change of control, each holder of Series C preferred stock has the right to require us to purchase each outstanding share of our Series C preferred stock at a price equal to 101% of the Liquidation Preference thereof on the date of such purchase. However, we would not be required to repurchase these shares if the terms of any of our then-outstanding debt would prohibit it. Our failure to make such a repurchase would, however, constitute a voting rights triggering event as described above under "— Voting Rights."

Redemption of the Series C Preferred Stock at our Option

        At any time following the fourth anniversary of the issuance of the shares of Series C preferred stock, we may elect to redeem all of the outstanding shares of Series C preferred stock at a price per share equal to:

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  100% of the Liquidation Preference plus 50% of the dividend rate if we elect to redeem after the fourth anniversary,

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  100% of the Liquidation Preference plus 33% of the dividend rate if we elect to redeem after the fifth anniversary,

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  100% of the Liquidation Preference plus 16% of the dividend rate if we elect to redeem after the sixth anniversary, or

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  100% of the Liquidation Preference if we elect to redeem after the seventh anniversary.

        Redeemed shares of Series C preferred stock will be cancelled and will cease to be outstanding. In addition, as long as any shares of Series C preferred stock are outstanding, we shall not without the approval of the holders of 67% of the outstanding number of shares of the Series C preferred stock, redeem or repurchase any shares of our common stock.

Provisions Having Possible Anti-takeover Effects

        Current.    Our restated certificate of incorporation, as amended, and our current by-laws contain provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control. The provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our assets. The provisions are also intended to discourage certain tactics that may be used in proxy fights. Our Board of Directors believes that, as a general rule, such takeover proposals would not be in our best interest or that of our stockholders. Set forth below is a description of such provisions in our restated certificate of incorporation, as amended, and by-laws. Our Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

        Except as otherwise provided for with respect to the rights of the holders of preferred stock, the restated certificate of incorporation, as amended, provides that the whole Board of Directors consists of that number of directors determined from time to time by the Board of Directors.

        The current by-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors and with regard to certain other matters to be brought before an annual meeting of our stockholders. In general, we must receive notice not later than 10 days after the public announcement of the meeting date and must contain certain specified information concerning the matters to be brought before the meeting and the stockholder submitting the proposal. Under the Plan, the Significant Equityholders will have the right to nominate four of our directors.

        The restated certificate of incorporation, as amended, further provides that the Board of Directors, by a majority vote of the directors and, if at such time there exists a Related Person (as defined below), by a majority vote of the Continuing Directors (as defined below), may adopt, alter, amend or repeal provisions of the by-laws. However, stockholders may only adopt, alter, amend or repeal provisions of the by-laws by a vote of 66 2/3% or more of the combined voting power of the then-outstanding voting stock voting together as a single class and, if at such time there exists a Related Person, by the vote of the majority of the voting stock not owned by such Related Person. In addition, the restated certificate of incorporation, as amended, provides that whenever any vote of voting stock is required by law to amend, alter, repeal or rescind any provision thereof, then, in addition to any affirmative vote required by law or any required vote of the holders of preferred stock, the affirmative vote of 66 2/3% of the combined voting power of the then outstanding shares of voting stock is required to amend certain provisions of our restated certificate of incorporation, as amended, including the provisions referred to above relating to filling vacancies on the Board of Directors, removal of directors only for cause, stockholder action by written consent, the calling of special meetings by stockholders and approval of amendments to the by-laws.

        We have elected not to be governed by Section 203 of the Delaware General Corporation Law (or the DGCL). Our restated certificate of incorporation, as amended, provides, however, that in addition to any other vote required by law, a business combination (or a Business Combination), which is defined in the restated certificate of incorporation, as amended, to generally include (i) any merger or consolidation with or into, (ii) any sale or other transfer of our assets or our subsidiaries aggregating $1.0 million or more to or (iii) certain other material corporate transactions with, a Related Person (or a Related Person is defined in the restated certificate of incorporation, as amended, to generally include any person, entity or group which beneficially owns 10% or more of our outstanding voting stock of the Company; provided, however, that certain of our affiliates and their respective affiliates are deemed not to be a Related Person) shall require the affirmative vote of the holders of at least 75% or more of the combined voting power of the then-outstanding shares of our Voting Stock, voting together as a single class; provided, however, if there are one or more Continuing Directors then in office, and such Business Combination has been approved by a majority of the Board of Directors (including at least a majority of the Continuing Directors), then such Business Combination shall only require such vote as is required by law or by other provisions of the restated certificate of incorporation, as amended. A "Continuing Director" means generally, as to any Related Person, any member of the Board of Directors who (i) is not, and is not affiliated with, the Related Person and (ii) became a member of the Board of Directors prior to the time that the Related Person became a Related Person or is a successor to a continuing director.

        Our restated certificate of incorporation, as amended, provides that, except as otherwise provided for with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors and, if such action involves a Business Combination, such written consent shall have expressly been approved in advance by the affirmative vote of at least a majority of the Continuing Directors then in office.

        Under the Plan.    We expect that our second amended and restated certificate of incorporation also will include provisions with respect to any Business Combination with or into any Related Person, requiring that the consideration received by the holders of our common stock (other than the Related Person involved in the Business Combination) is of a "fair value," as determined by our independent directors, who shall have the authority, but not the obligation, to engage independent counsel and bankers at our expense for purposes of making this determination, subject to a budget approved by our Board of Directors. We will disclose more details about our second amended and restated certificate of incorporation and amended and restated bylaws when they are approved by our Board of Directors.

Limitation on Directors' and Officers' Liability

        Our restated certificate of incorporation, as amended, limits the liability of our directors or stockholders to the fullest extent permitted by the DGCL. Accordingly, pursuant to the terms of the DGCL presently in effect, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification

        We, as a Delaware corporation, are empowered by the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been our director, officer, employee or agent. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

        In addition, the by-laws, in substance, require us to indemnify each person who is or was our director or officer to the fullest extent permitted by the laws of the State of Delaware in the event he is involved in legal proceedings by reason of the fact that the person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership or other enterprise. We are also required to advance to directors, and may advance to officers, payments for their expenses incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the by-laws specifically provide that the indemnification rights granted thereunder are non-exclusive.

        We maintain an insurance policy providing for indemnification of our officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

SHARES ELIGIBLE FOR FUTURE SALE

        We cannot make any prediction as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. See "Risk Factors — Risks Relating to Our Common Stock — Substantial future sales of shares of our common stock in the public market could cause our stock price to fall."

Sale of Restricted Shares

        Based upon the number of shares outstanding as of October 1, 2006, upon consummation of the rights offering and assuming that all the rights covered by this prospectus are exercised and all of our Series B preferred stock is converted to common stock as contemplated by the Plan, we expect to have approximately                    shares outstanding, excluding approximately 2.0 million shares underlying outstanding stock options, which would result in a more than two-fold increase in our public float. These shares would be freely tradable without restriction under the Securities Act, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below or pursuant to an effective registration statement. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Accordingly, if any of the Significant Equityholders is deemed to be an affiliate, it will be subject to certain restrictions on public resale of its shares of common stock under Rule 144, excluding any required holding period.

Rule 144

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year, and including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k) under the Securities Act, any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell these shares without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements of Rule 144.

Options and Equity Awards

        Capacity and Availability.    The Foamex International Inc. 2002 Stock Award Plan, as amended (or the 2002 Stock Award Plan), provides for the issuance of nonqualified and incentive stock options for our common stock. Eligibility extends to our employees, directors and consultants, including those of our subsidiaries and affiliates. As of January 1, 2006, 4.6 million shares of our common stock are reserved for issuance under the 2002 Stock Award Plan and 2.1 million of the underlying shares have been registered.

        The 2002 Stock Award Plan also provides for stock appreciation rights, restricted stock, phantom stock units, performance share units and/or stock bonuses, although none of these awards have been issued. Of the 4.6 million shares of our common stock reserved under our 2002 Stock Award Plan, 500,000 of these shares are available for awards of restricted stock, phantom stock units, performance share units and/or stock bonuses. As of October 18, 2006, options to purchase 972,284 shares of common stock, which were issued under our 2002 Stock Award Plan, were outstanding.

        The 1993 stock option plan, as amended (or the 1993 Stock Option Plan), provided for the issuance of nonqualified and incentive stock options for our common stock. Our officers and executives, including our subsidiaries and affiliates, were eligible to participate. During the fourth quarter of 2003, the 1993 Stock Option Plan expired according to the provisions of the plan. Consequently, no further options can be granted under the plan. The 1993 Stock Option Plan provided for the issuance of up to 4.75 million shares of our common stock. Options outstanding on the expiration date continue to be available for the issuance of our common stock under the terms and conditions at their issuance. As of October 18, 2006, options to purchase 1,024,583 shares of our common stock, which were issued under our 1993 Stock Option Plan, were outstanding.

        The price and terms of options under the plans discussed above is at our discretion, except that the term of the option cannot exceed ten years.

        Registration.    On January 19, 1994, we filed a registration statement on Form S-8 to register 3.0 million shares and, on May 3, 2001, we filed post-effective Amendment No. 1 to Form S-8 to register an additional 1.75 million shares of common stock reserved for issuance under our 1993 Stock Option Plan. On June 7, 2002, we filed a registration statement on Form S-8 to register 2.1 million shares of our common stock reserved for issuance under our 2002 Stock Award Plan. All of the shares of our common stock issuable upon the exercise of outstanding options under the 1993 Stock Option Plan and the 2002 Award Plan are freely tradable without restrictions under the Securities Act, except to the extent that the shares are held by an "affiliate" of ours or are subject to other contractual restrictions.

Registration Rights

        In connection with the Plan, we and the Significant Equityholders will enter into a registration rights agreement whereby each of the Significant Equityholders will receive demand and piggyback registration rights with respect to the public resale of shares of our common stock issued to the Significant Equityholders under the exercise of rights by the Significant Equityholders in the rights offering and the purchase of shares of our common stock under the call option, if exercised. The registration statement of which this prospectus forms a part does not include the resale of the shares described in the preceding sentence or shares of the Series C preferred stock. The registration rights agreement will entitle each of the Significant Equityholders to make two demands for registration of all or part of the holder's common stock that is subject to the registration rights agreement, subject to certain conditions and exceptions. In addition, the piggyback registration rights will provide that, subject to certain conditions and exceptions, if we propose to file a registration statement under the Securities Act with respect to an offering of equity securities on a form that would permit the registration of the common stock held by the Significant Equityholders that is subject to the registration rights agreement, then we will offer each of the Significant Equityholders the opportunity to register all or part of their shares of common stock that are subject to the registration rights agreement on the terms and conditions set forth in the registration rights agreement. The Significant Equityholders will also have unlimited rights to register the common stock that is subject to the registration rights agreement on Form S-3, if and when we qualify to use such form. Under the registration rights agreement, the Company will pay all fees and expenses for any demand registration, including the reasonable fees and expenses of counsel for the Significant Equityholders and the Significant Equityholders will pay for their respective internal costs and expenses related to any piggyback registration in which they participate.

PLAN OF DISTRIBUTION

        We intend to distribute rights certificates and copies of this prospectus to those persons who were holders of our common stock and Series B preferred stock on                        , 2006, the record date for the rights offering, following the effective date of the registration statement of which this prospectus is a part. Each right issued to holders of common stock is a right to purchase     shares of our common stock and each right issued to holders of our Series B preferred stock is a right to purchase      shares of our common stock. The Significant Equityholders beneficially owned in the aggregate approximately 13.8 million shares (assuming the conversion into our common stock of all outstanding Series B preferred stock), or approximately 53%, of our outstanding common stock on the record date for the rights offering. Under the Plan, the Significant Equityholders will purchase a call option from us to allow them, if they so elect, to purchase from us at the rights offering exercise price, shares of our common stock not subscribed for in the rights offering. This prospectus is being delivered to the Significant Equityholders who may elect to purchase shares of common stock under the call option. In addition, we entered into, and the bankruptcy court approved, an equity commitment agreement, whereby we purchased a put option from the Significant Equityholders. We will pay the Significant Equityholders a total premium of up to $9.5 million for the put option under the equity commitment agreement. If the gross proceeds of the rights offering are less than $150 million and the Significant Equityholders do not exercise the call option to purchase shares not subscribed for in the rights offering, we intend to exercise the put option and the Significant Equityholders would be required to purchase from us, for an aggregate purchase price equal to such shortfall, shares of our Series C preferred stock, a newly designated non-convertible non-voting security, with an aggregate stated value equal to such purchase price. The Series C preferred stock will be non-voting (except in certain limited circumstances), will not be convertible into our common stock and will not be covered by any registration rights to be extended to the Significant Equityholders. See "Description of Capital Stock — Series C Preferred Stock." The Significant Equityholders will pay us a $2.0 million premium for the call option they will purchase from us under the Plan. We also agreed to pay certain of the Significant Equityholders' costs and expenses relating to their entry into the equity commitment agreement and related agreements.

        We are offering the shares of common stock underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and, except as discussed above, no commissions, fees or discounts will be paid in connection with the rights offering. Mellon Bank N.A. is acting as rights agent and Mellon Investors Services LLC is acting as information agent for the rights offering. Therefore, while certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

        We will pay all customary fees and expenses of the rights agent and the information agent related to the rights offering. We also have agreed to indemnify the rights agent and the information agent from liabilities that they may incur in connection with the rights offering.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the anticipated material federal income tax consequences to holders (the "Holders") of common shares ("Existing Common Shares") in the Company relating to the receipt, exercise and expiration of subscription rights ("Rights") in this Rights Offering and the ownership and disposition of newly-issued common shares ("Additional Common Shares") received as a result of the exercise of the Rights.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential federal income tax consequences that may apply to the Holders as a result of the receipt, exercise and expiration of Rights or the ownership and disposition of Additional Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular Holder that may affect the federal income tax consequences to such Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or federal income tax advice with respect to any Holder. Each Holder should consult its own tax advisor regarding the federal, state, local and foreign tax consequences of the receipt, exercise and expiration of Rights or the ownership and disposition of Additional Common Shares. Unless otherwise indicated, the meanings assigned to capitalized terms in this Section "United States Federal Income Tax Considerations" are only valid in this Section.

Scope of This Summary

        This summary is based on the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices, and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in federal income tax consequences significantly different from those discussed herein. This summary is not binding on the Internal Revenue Service (the "IRS") or the U.S. courts, and no assurance can be given that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a U.S. court if so challenged. In addition, the Company has not requested, and does not intend to request, a ruling from the IRS regarding any of the federal income tax consequences of the receipt, exercise and expiration of Rights or the ownership and disposition of Additional Common Shares to the U.S. Holders.

        This discussion does not address the federal income tax consequences to certain categories of Holders subject to special rules, including Holders that are (i) banks, financial institutions, or insurance companies, (ii) regulated investment companies, real estate investment trusts or cooperatives, (iii) brokers or dealers in securities or currencies or traders in securities or currencies that elect to apply a mark-to-market accounting method, (iv) tax-exempt organizations, (v) holders that own common shares in the Company as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (vi) holders that acquired common shares in the Company in connection with the exercise of stock options or otherwise as compensation for services, and (vii) U.S. expatriates. In addition, this discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift or other non-income tax; or any state, local or non-U.S. tax consequences of the receipt, exercise and expiration of Rights or the ownership and disposition of Additional Common Shares.

Consequences to U.S. Holders

U.S. Holders

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of Existing Common Shares that is (a) a citizen or an individual resident of the United States for U.S. federal income tax purposes, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any political subdivision thereof, including the States and the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust which (i) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) beneficially owns Existing Common Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns Existing Common Shares should consult their own tax advisors as to the U.S. federal income, U.S. state and local and non-U.S. tax consequences of the receipt, exercise and expiration of Rights or the ownership and disposition of Additional Common Shares.

Rights

Receipt of Rights

        A U.S. Holder of Existing Common Shares will generally not recognize income on the receipt of Rights in the Rights Offering. Assuming that the receipt of the Rights is not taxable, the U.S. Holder's tax basis in the Rights will depend on the relative fair market value of the Rights and the Existing Common Shares at the time the Rights are distributed. If a Right has a fair market value equal to at least 15% of the fair market value of an Existing Common Share on the date of the distribution, each U.S. Holder must allocate its tax basis in its Existing Common Shares between the Existing Common Shares and the Rights received in proportion to their fair market values on the date of distribution. If a Right has a fair market value that is less than 15% of the fair market value of an Existing Common Share on the date of distribution, each U.S. Holder's tax basis in the Rights will be zero unless the holder elects to allocate its tax basis in all of its Existing Common Shares in the manner described in the previous sentence. A U.S. Holder makes this election by attaching a statement in its tax return for the year in which the Rights are received. The election, once made, is irrevocable. A U.S. Holder making this election must retain a copy of the election and the tax return with which it was filed to substantiate the gain or loss recognized on any later sale of Additional Common Shares received upon exercise of its Rights. The holding period for the Rights will include the U.S. Holder's holding period for the Existing Common Shares with respect to which the Rights are received.

Exercise of Rights

        A U.S. Holder will not recognize gain or loss on exercise of a Right. The U.S. Holder's tax basis in Additional Common Shares acquired through exercise of the Right will equal the sum of the exercise price for the Right and the holder's tax basis, if any, in the Right determined as described under "Receipt of Rights" above. The holding period for the Additional Common Shares acquired through exercise of the Right will begin on the exercise date.

Expiration of Rights

        A U.S. Holder that allows a Right to expire will not recognize gain or loss, and any tax basis allocated to the expired Right will be re-allocated to the Holder's Existing Common Shares.

Ownership and Disposition of Additional Common Shares

        U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of common shares in the Company are the same whether they relate to the Holder's Existing Common Shares or its Additional Common Shares.

Dividends

        The gross amount of any distribution of cash or property (other than in liquidation) made to a U.S. Holder with respect to common shares in the Company generally will be includible in income by a U.S. Holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of the Company as determined under federal income tax principles. A distribution, which is treated as a dividend for federal income tax purposes, may qualify for the 70% dividends-received deduction if such amount is distributed to a U.S. Holder that is a corporation and certain holding periods and taxable income requirements are satisfied. Any dividend received by a U.S. Holder that is a corporation is subject to the "extraordinary dividend" provisions of the Code, however.

        A distribution in excess of the Company's current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Holder's adjusted tax basis in its common shares in the Company and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of common shares). To the extent that such distribution exceeds the U.S. Holder's adjusted tax basis, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder's holding period in its common shares exceeds one year as of the date of the distribution and otherwise will be short-term capital gain. Dividends received by non-corporate U.S. Holders before January 1, 2011 may be "qualified dividend income" to such U.S. Holder. If certain holding period and other requirements are met, qualified dividend income is subject to a maximum rate of U.S. federal income tax of 15% to a U.S. Holder that is not a corporation, including individuals.

Sale, Exchange or Other Taxable Disposition of Common Shares

        For federal income tax purposes, a U.S. Holder will generally recognize gain or loss on the sale, exchange, or other taxable disposition of any of its common shares in an amount equal to the difference between (a) the dollar value of the amount realized for the common shares and (b) the U.S. Holder's adjusted tax basis in the common shares. Such gain or loss will be a capital gain or loss. Capital gains of non-corporate taxpayers, including individuals, derived with respect to a sale, exchange, or other disposition prior to January 1, 2011 of common shares held for more than one year are subject to a maximum federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

Consequences to Non-U.S. Holders

Non-U.S. Holders

        A "non-U.S. Holder" is a beneficial owner of Existing Common Shares other than a U.S. Holder. This summary provides limited discussion of the U.S. federal income tax consequences to non-U.S. Holders of the receipt, exercise and expiration of the Rights and the ownership and disposition of Additional Common Shares. Accordingly, non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income, U.S. state and local and non-U.S. tax consequences (including the potential application and operation of any income tax treaties) of the receipt, exercise and expiration of the Rights and the ownership and disposition of Additional Common Shares.

Rights

        A non-U.S. Holder of Existing Common Shares should generally not be subject to U.S. federal income tax with respect to Rights as a result of the receipt, exercise or expiration of such Rights.

Ownership and Disposition of Additional Common Shares

        U.S. federal income tax consequences to a non-U.S. Holder of the ownership and disposition of common shares in the Company are the same whether they relate to the holder's Existing Common Shares or its Additional Common Shares.

Dividends

        Dividends paid to a non-U.S. Holder on common shares will generally be subject to U.S. withholding tax at a rate of 30%. The withholding tax may not apply, however, or may apply at a reduced rate, under terms of a tax treaty between the United States and the non-U.S. Holder's country of residence. Generally, a non-U.S. Holder must demonstrate its entitlement to treaty benefits by providing an IRS Form W-8 BEN (or other applicable form), certifying under penalty of perjury that such holder is not a U.S. person and is entitled to treaty benefits. If the common stock is held through certain foreign intermediaries, other forms of certification complying with the requirements of applicable U.S. Treasury Regulations may be required. Special certification and other requirements may apply to certain non-U.S. Holders that are not individuals.

Sale, Exchange or Other Taxable Disposition of Common Shares

        Except as described below and subject to the discussion concerning backup withholding, any gain realized by a non-U.S. Holder on the sale, exchange or disposition of common shares will generally not be subject to U.S. federal income tax unless: (a) the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, and where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. Holders; (b) in the case of a non-U.S. Holder who is an individual and holds the common stock as a capital asset, such Holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; (c) the non-U.S. person is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States); or (d) the Company is or has been a "United State real property holding corporation" for federal income tax purposes. The Company does not believe that it is currently a "United States real property holding corporation," or that it will become one in the future.

Information Reporting and Backup Withholding Tax

        The Code imposes backup withholding tax, currently at the rate of 28%, on certain payments, including payments of dividends and proceeds paid by brokers to their customers, if a taxpayer (a) fails to furnish its correct taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect taxpayer identification number, (c) is notified by the IRS that it has previously failed to report properly items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such taxpayer has furnished its correct taxpayer identification number and that the IRS has not notified such taxpayer that it is subject to backup withholding tax. However, taxpayers that are corporations generally are excluded from these information reporting and backup withholding tax rules.

        The information reporting and backup withholding rules do not apply to payments that are subject to 30% withholding tax on dividends paid to nonresidents, or to payments that are subject to a lower withholding tax rate or exempt from tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock will generally not be subject to information reporting or backup withholding if a non-U.S. Holder certifies its nonresident status as described above. In addition, payments made to non-U.S. Holders by a broker upon a sale of a common share will generally not be subject to information reporting or backup withholding as long as the non-U.S. Holder certifies its foreign status.

        Backup withholding is not an additional federal income tax. Any amounts withheld under the backup withholding tax rules will be allowed as a credit against a taxpayer's federal income tax liability, if any, or will be refunded to the extent it exceeds such liability, if such taxpayer furnishes required information to the IRS. A taxpayer that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. Each taxpayer should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

Net Operating Losses

        As of January 1, 2006, the affiliated group of which the Company is the common parent had approximately $291.6 million of NOL carryforwards with which to offset the Company's future taxable income. Section 382 of the Code, however, limits the corporation's utilization of an NOL following a "Section 382 Ownership Change," as defined below. While the Company believes that it has not undergone any Section 382 Ownership Change since June 7, 2001 and will not undergo a "Section 382 Ownership Change prior to the implementation of the Plan, such determination is not free from doubt. The Company has requested rulings from the IRS confirming that (i) certain purchases of its stock by Morgan Stanley on or about May 3, 2006, that would have caused a Section 382 Ownership Change, are to be disregarded because they were determined to be void ab initio by a stipulation and order approved and ordered by the bankruptcy court and (ii) certain purchases of the stock of Foamex reported in SEC filings on Schedule 13G by Par IV Capital, in its capacity as an investment advisor to, and a manager of, two funds, each of which separately owned approximately 3.4% of Foamex common stock, did not cause Par IV Capital or the two funds it advised to be treated as a single 5% shareholder for purposes of section 382. If the Company were to be treated as having undergone a Section 382 Ownership Change because of the purchases by Morgan Stanley, the purchases reported by Par IV Capital or for any other reason, the Company's ability to utilize its NOLs generated before such ownership change would be significantly impaired. Furthermore, because the rules under section 382 are highly complex, the Company cannot give assurance that another transaction has not triggered, or will not trigger, a Section 382 Ownership Change prior to the implementation of the Plan. Although that consummation of the rights offering may result in a Section 382 Ownership Change, because such ownership change will be pursuant to the Plan, certain more favorable rules will be applicable and the Company's ability to use its NOLs will not be significantly affected.

Section 382 Limitation on NOLs.

        In general, if a taxpayer's deductions in a given year exceed taxable income for the year, the taxpayer may carry the excess (an NOL) back to the two previous taxable years and forward to the next 20 taxable years. If the taxpayer paid income taxes in a carryback year, it may be entitled to a refund of those taxes. An NOL carryforward, on the other hand, will generally reduce or eliminate the taxes payable in one or more carryforward years. Section 382 of the Code, however, limits a corporate taxpayer's utilization of an NOL following a Section 382 Ownership Change. A Section 382 Ownership Change occurs when the percentage of stock (determined on the basis of value) owned by one or more holders of at least 5% of such stock increases by more than 50 percentage points (in relationship to the corporation's total stock considered to be outstanding for this purpose) from the lowest percentage of stock that was owned by such 5% stockholders at any time during the applicable "testing period." The testing period is ordinarily the shorter of (i) the three-year period preceding the date of testing or (ii) the period of time since the most recent ownership change of the corporation. In general, for purposes of determining stock ownership under section 382 of the Code, stock owned by an entity is deemed owned proportionately by its owners and, with certain exceptions, all persons holding less than 5% of the value of the corporation's stock are treated as a single 5% stockholder. When the limitation under section 382 (or the Section 382 Limitation) applies, the corporate taxpayer can only offset taxable income in taxable years following the Section 382 Ownership Change with pre-change NOLs by an amount generally equal to the product of (i) the applicable federal long-term exempt rate in effect on the date of the ownership change and (ii) the value of the taxpayer's equity immediately prior to the change (or the annual limitation). Any unused annual limitation may be carried forward to increase the amount of income that may be offset by the NOL in subsequent years.

Effects of the Consummation of the Rights Offering.

        Section 382(l)(5) of the Code provides that the Section 382 Limitation does not apply to a corporation if (a) the corporation is under court's jurisdiction in bankruptcy immediately before the ownership change and (b) stockholders and certain creditors, who will receive stock of the corporation in full or partial satisfaction of certain qualified indebtedness, as a result of being stockholders or creditors immediately before the ownership change, will own at least 50% of the stock of the corporation after the ownership change. The Company, however, does not expect to qualify for the bankruptcy exception under section 382(l)(5) of the Code and, consequently, expects to undergo a Section 382 Ownership Change as a result of the consummation of the Rights Offering. The NOL carryforward of the Company will therefore be subject to the Section 382 Limitation. Section 382(l)(6) of the Code and the Treasury Regulations promulgated thereunder, however, provide that, in the case of a Section 382 Ownership Change occurring pursuant to a chapter 11 plan of reorganization to which section 382(l)(5) does not apply, the value of the debtor's stock for the purpose of computing the Section 382 Limitation is generally equal to the lesser of (i) the aggregate value of the debtor's stock immediately after the ownership change and (ii) the value of the debtor's assets immediately before the ownership change (determined without regard to the debtor's liabilities). Accordingly, a debtor's determination of its Section 382 Limitation under section 382(l)(6) of the Code generally will reflect the increase in the value of the debtor's stock resulting from the infusion of new equity capital or the exchange of debt for equity pursuant to the chapter 11 plan of reorganization. In the case of the Company, the application of section 382(l)(6) will permit the approximately $150 million that will be invested in the Company stock pursuant to the Rights Offering and the put and/or call options to be taken into account in calculating the Section 382 Limitation. The Company therefore expects that the Section 382 Limitation resulting from the Section 382 Ownership Change occurring pursuant to the Rights Offering will not have a significant impact on its ability to utilize its NOLs.

The Morgan Stanley Purchases and the Company's NOLs.

        Although the consummation of the Rights Offering is not expected to significantly limit the utilization of the NOLs by the Company after its emergence from bankruptcy, the NOL carryforward available to the Company may be severely limited under section 382 of the Code if certain purchases of the Company stock by Morgan Stanley on or about May 3, 2006 were to be treated as having triggered a Section 382 Ownership Change in spite of a stipulation and order approved and ordered by the bankruptcy court determining that such purchases were void ab initio under the automatic stay provision of section 362(a)(3) of the bankruptcy code. A Section 382 Ownership Change on that date would not qualify for the benefits of section 382(l)(6) described above and would thus result in a significantly lower annual limitation on the Company's use of its NOLs.

        As described in "Bankruptcy Proceedings — Debtors' Motion to Preserve Net Operating Losses," the Company's financial performance improved significantly in late 2005 and early 2006, and the Company determined that the amount of COD Income might not exhaust its NOL carryforward and thus its NOLs were valuable assets of its bankruptcy estate that must be protected. Accordingly, on April 20, 2006, the Company filed a motion with the bankruptcy court, requesting an order that would establish notification and hearing procedures for trading in the equity securities of the Company, and on May 3, 2006, the bankruptcy court entered an order establishing such procedures that were applicable to any person or entity who is or becomes an owner of approximately 4.5% or more of the outstanding stock of the Company.

        On May 4, 2006, the day after the Trading Order was issued, Morgan Stanley notified the Company that, as a result of its acquisition of the Company's common shares in open-market purchases between April 20, 2006 and May 3, 2006, it had become an owner of more than 5% of the Company's outstanding common shares. Because other owner shifts that amounted to more than 45% had occurred by May 3, 2006, taking into account this 5% owner shift along with the previous owner shifts, the Company determined that it may have experienced a Section 382 Ownership Change if Morgan Stanley was treated as a 5% stockholder.

        Following receipt of Morgan Stanley's notification, the Company immediately took action to reverse Morgan Stanley's acquisition of the Company stock that caused Morgan Stanley to become a 5% owner. As a result, on May 11, 2006, the Company and Morgan Stanley entered into a stipulation and order, which was approved and ordered by Judge Peter J. Walsh of the bankruptcy court on May 12, 2006. The stipulation and order provided that each purchase of shares (the "Excess Shares") by Morgan Stanley that increased its common stock holdings above approximately 4.9% of the Company common stock outstanding, was void ab initio. On May 15, 2006, as required by the stipulation and order, Morgan Stanley sold the Excess Shares for an amount in excess of Morgan Stanley's cost to originally acquire the shares, and Morgan Stanley contributed the excess proceeds associated with the sale to a qualified charitable organization selected by the Company.

        If the stipulation and order is deemed effective for federal income tax purposes, Morgan Stanley would not be treated as having been a 5% stockholder, and no Section 382 Ownership Change will have occurred as a result thereof before the Company emerges from bankruptcy. The Company intends to take the position that the stipulation and order was effective, the purchase of the Excess Shares by Morgan Stanley was void ab initio, and no Section 382 Ownership took place on or about May 3, 2006 as a result of the purchases by Morgan Stanley. The Company has requested a ruling from the National Office of the IRS confirming that this position is correct.

Other Risks of a Section 382 Ownership Change.

        As described in "Bankruptcy Proceedings — Debtors' Motion to Preserve Net Operating Losses," Par IV Capital filed a Schedule 13G for the period ending on May 1, 2006, on which it reported beneficially owning, for SEC reporting purposes, greater than 5% of the Foamex common stock. Par IV Capital reported the purchase of Foamex common stock in its capacity as an investment advisor to, and a manager of, two funds, each of which, in a separate account, owns approximately 3.4% of common stock of Foamex. Because Par IV Capital is not an economic owner of Foamex common stock and Foamex believes that the two funds Par IV Capital advised should not be treated as a single entity for federal income tax purposes, Foamex believes that the purchases of Foamex common stock by Par IV Capital did not result in a Section 382 Ownership Change. Foamex has also requested a ruling from the National Office of the IRS confirming that this position is correct.

        Because the rules under section 382 are highly complex, the Company cannot give assurance that another transaction will not trigger a Section 382 Ownership Change prior to the implementation of the Plan.

        THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE AND EXPIRATION OF RIGHTS AND THE OWNERSHIP AND DISPOSITIONS OF ADDITIONAL COMMON SHARES, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX ADVISOR. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON INDIVIDUAL CIRCUMSTANCES OF A PARTICULAR HOLDER. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR.

LEGAL MATTERS

        Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the legality of the common stock to be issued upon the exercise of the rights.

EXPERTS

        Our consolidated financial statements and schedules as of January 1, 2006 and January 2, 2005, and for each of the years then ended, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report dated March 31, 2006 covering the January 1, 2006 and January 2, 2005 consolidated financial statements contains an explanatory paragraph that refers to Note 1 to the consolidated financial statements which indicates that on September 19, 2005 we and certain of our domestic subsidiaries filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code, the effects of which raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty. The audit report also refers to a change in accounting principle for the adoption of Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations."

        Our consolidated financial statements and the related financial statement schedules for the year ended December 28, 2003 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended January 1, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-1 to register this offering. This prospectus, which forms a part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and our securities, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

        You should rely only upon the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than that on the front cover of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth an estimate of the costs and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee	$16,050
Printing and Engraving Expenses	125,000
Accounting Fees and Expenses	250,000
Legal Fees and Expenses (including Significant Equityholders' attorneys' fees and expenses)	1,225,000
Information Agent's Fees and Expenses	6,000
Rights Agent's Fees	15,000
Miscellaneous Expenses	50,000

Total	$1,687,050

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (or the DGCL) provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement), actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

        Our restated certificate of incorporation, as amended, provides that we will indemnify any person, including persons who are not our directors and officers, to the fullest extent permitted by Section 145 of the DGCL.

        In addition, the Company's by-laws, in substance, require the Company to indemnify each person who is or was a director or officer of the Company to the fullest extent permitted by the laws of the State of Delaware in the event the person is involved in legal proceedings by reason of the fact that the person is or was a director or officer of the Company, or is or was serving at the Company's request as a director or officer of another corporation, partnership or other enterprise. The Company is also required to advance to directors, and may advance to officers, payments for their expenses incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the Company's by-laws specifically provide that the indemnification rights granted thereunder are non-exclusive.

        Section 102 of the DGCL permits the limitation of directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 15.    Recent Sales of Unregistered Securities.

        We have received a commitment for a new equity investment from five of our stockholders—D. E. Shaw Laminar Portfolios, L.L.C., Goldman, Sachs & Co., Sigma Capital Associates, LLC, Par IV Master Fund, Ltd. and Sunrise Partners Limited Partnership (the "Significant Equityholders"). Subject to the terms of an equity commitment agreement, the Significant Equityholders have agreed to fund any shortfall between $150 million and the actual proceeds from the rights offering through the Significant Equityholders' purchase of new preferred stock in our reorganized company.

        Upon the Bankruptcy Court's approval of the equity commitment agreement, we will enter into a put option agreement whereby we will purchase a put option (the "Put Option") from the Significant Equityholders for an aggregate option premium of up to $9.5 million (the "Put Option Premium"). Under the Put Option, and subject to the terms of the equity commitment agreement, we may require the Significant Equityholders to purchase new preferred stock in our reorganized company for an aggregate purchase price of $150 million minus the gross amount of proceeds received by Foamex International as a result of the rights offering.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.3*	First Amended Plan of Reorganization filed with the United States Bankruptcy Court for the District of Delaware on October 23, 2006 (Case No. 05-12685 (PJW)).
3.1	Certificate of Limited Partnership of Foamex L.P. (Incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606)
3.2.1	Fourth Amended and Restated Agreement of Limited Partnership of Foamex L.P., dated as of December 14, 1993, by and among FMXI, Inc. and Trace Foam Company, Inc., as general partners, and Foamex International Inc. as a limited partner (the "Partnership Agreement"). (Incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606)

3.2.2	First Amendment to the Partnership Agreement, dated June 28, 1994. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended January 1, 1995)
3.2.3	Second Amendment to the Partnership Agreement, dated June 12, 1997. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 12, 1997)
3.2.4	Third Amendment to the Partnership Agreement, dated December 23, 1997. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P., Foamex Capital Corporation ("FCC") and Foamex International Inc. reporting an event that occurred on December 23, 1997)
3.2.5	Fourth Amendment to the Partnership Agreement, dated February 27, 1998. (Incorporated herein by reference to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on February 27, 1998)
3.2.6	Fifth Amendment to the Partnership Agreement, dated March 26, 2002. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
3.3	Certificate of Incorporation of FMXI, Inc. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 28, 1997)
3.4	By-laws of FMXI Inc. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 28, 1997)
3.5	Certificate of Incorporation of Foamex Capital Corporation. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
3.6	By-laws of Foamex Capital Corporation. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
3.7.1	Certificate of Incorporation of Foamex International Inc. (Incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606)
3.7.2	Amendment to Certificate of Incorporation of Foamex International Inc. (Incorporated herein by reference to the Exhibit in the Registration Statement of Foamex International Inc. on Form S-4, Registration No. 333-30291)
3.8	By-laws of Foamex International Inc. (Incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606)
3.9	Certificate of Incorporation of Foamex Asia, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.10	By-laws of Foamex Asia, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)

3.11	Certificate of Incorporation of Foamex Latin America, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.12	By-laws of Foamex Latin America, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.13	Certificate of Incorporation of Foamex Mexico, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.14	By-laws of Foamex Mexico, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.15	Certificate of Incorporation of Foamex Mexico II, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.16	By-laws of Foamex Mexico II, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632
4.1	Indenture, dated as of June 12, 1997, by and among Foamex L.P., FCC, the subsidiary guarantors and The Bank of New York, as trustee, relating to $150,000,000 principal amount of 9 7/8% Senior Subordinated Notes due 2007, including the form of Senior Subordinated Note and Subsidiary Guarantee. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 12, 1997)
4.1.2	First Amendment to Indenture, dated as of December 23, 1997, between Foamex LLC and The Bank of New York, as trustee, relating to the 9 7/8% Senior Subordinated Notes due 2007. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P., FCC and Foamex International Inc. reporting an event that occurred on December 23, 1997)
4.1.3	Second Supplemental Indenture, dated as of February 27, 1998, among Foamex L.P. and Foamex Capital Corporation, as joint and several obligors, General Felt Industries, Inc. ("General Felt"), Foamex Fibers, Inc., and Foamex LLC, as withdrawing guarantors, and The Bank of New York, as trustee, relating to the 9 7/8% Senior Subordinated Notes due 2007. (Incorporated herein by reference to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on February 27, 1998)
4.1.4	Third Supplemental Indenture, dated as of March 25, 2002, between Foamex Carpet Cushion LLC ("Foamex Carpet") and The Bank of New York, as trustee, relating to the 9 7/8% Senior Subordinated Notes due 2007. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.2.3	Second Supplemental Indenture, dated as of March 25, 2002, between Foamex Carpet Cushion LLC and The Bank of New York, as trustee, relating to the 13 1/2% Senior Subordinated Notes due 2005. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.1	Indenture, dated as of December 23, 1997, by and among Foamex L.P., Foamex Capital Corporation, the subsidiary guarantors, Crain Holdings Corp., as intermediate obligator, and The Bank of New York, as trustee, relating to $98,000,000 principal amount of 13 1/2% Senior Subordinated Notes due 2005, including the form of Senior Subordinated Note and Subsidiary Guarantee. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P., FCC and Foamex International Inc. reporting an event that occurred on December 23, 1997)

4.3.1	First Supplemental Indenture, dated as of February 27, 1998, among Foamex L.P. and Foamex Capital Corporation, as joint and several obligors, General Felt Industries, Inc., Foamex Fibers, Inc. and Foamex LLC, as withdrawing guarantors, Crain Industries, Inc., as withdrawing intermediate obligor, and The Bank of New York, as trustee, relating to the 13 1/2% Senior Subordinated Notes due 2005. (Incorporated herein by reference to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on February 27, 1998)
4.3.1	Indenture, dated as of March 25, 2002, among Foamex L.P., Foamex Capital Corporation, the Guarantors party thereto and U.S. Bank National Association, as trustee, relating to $300,000,000 principal amount of 10 3/4% Senior Secured Notes due 2009, including as exhibits thereto form of Senior Secured Note and Subsidiary Guaranty (the "10 3/4% Senior Secured Note Indenture"). (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.2	Pledge and Security Agreement, dated as of March 25, 2002, made by Foamex L.P. and U.S. Bank National Association, as collateral agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.3	Patent Security Agreement, dated as of March 25, 2002, by Foamex L.P. in favor of U.S. Bank National Association, as collateral agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.4	Trademark Security Agreement, dated as of March 25, 2002, by Foamex L.P. in favor of U.S. Bank National Association, as collateral agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.5	Copyright Security Agreement, dated as of March 25, 2002, by Foamex L.P. in favor of U.S. Bank National Association, as collateral agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.6	Registration Rights Agreement, dated as of March 25, 2002, among Foamex L.P., Foamex Capital Corporation, the Guarantors party thereto and Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Scotia Capital (USA) Inc., Bear, Stearns & Co. Inc., and Jefferies & Company, Inc., as initial purchasers. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.7	Rights Agreement, dated as of August 5, 2004, between Foamex International Inc. and Mellon Investor Services LLC, as the Rights Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 5, 2004)
4.9.1	Promissory Note, dated June 12, 1997, in the aggregate principal amount of $5,000,000, executed by Trace International Holdings, Inc. ("Trace Holdings") to Foamex L.P. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 31, 1998)

4.9.2	Promissory Note, dated June 12, 1997, in the aggregate principal amount of $4,794,828, executed by Trace Holdings to Foamex L.P. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 31, 1998)
4.15.1	Credit Agreement, dated as of August 18, 2003, among Foamex L.P. as a Borrower and Guarantor, Foamex International Inc., FMXI, Inc., Foamex Canada Inc., Foamex Capital Corporation, Foamex Latin America, Inc., Foamex Mexico, Inc., Foamex Mexico II, Inc., Foamex Asia, Inc. and Foamex Carpet Cushion LLC as Guarantors, the financial institutions party thereto from time to time as lenders and Bank of America, N.A. as the Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 18, 2003)
4.15.2	Pledge and Security Agreement, dated as of August 18, 2003, among Foamex L.P. and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 18, 2003)
4.15.3	Amendment No. 1 to Credit Agreement, dated as of December 1, 2003, among Foamex L.P., as Borrower, the affiliates of Borrower party hereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 28, 2003)
4.15.4	Amendment and Waiver No. 2 to Credit Agreement, dated as of June 15, 2004, among Foamex L.P., as Borrower, the affiliates of Borrower party hereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended June 27, 2004)
4.15.5	Amendment No. 3 to Credit Agreement, dated as of November 3, 2004, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party hereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended September 26, 2004)
4.15.6	Waiver to Credit Agreement, dated as of March 15, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on March 15, 2005)
4.15.7	Amendment No. 4 to Credit Agreement, dated as of March 31, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended January 2, 2005)
4.15.8	Amendment No. 5 to Credit Agreement, dated as of June 13, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 14, 2005)

4.15.9	Waiver and Agreement to Credit Agreement, dated as of August 14, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 14, 2005)
4.15.10	Debtor-in-Possession Credit Agreement, dated as of September 22, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on September 22, 2005)
4.15.11	Debtor-in-Possession Pledge and Security Agreement, dated as of September 22, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on September 22, 2005)
4.15.12	Amendment No. 1 to Debtor-in-Possession Credit Agreement, dated as of January 31, 2006, among Foamex L.P., as Borrower, the affiliates of the Borrower party thereto, the lending institutions party thereto and Bank of America, N.A., as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended April 2, 2006)
4.15.13	Amendment No. 2 to Debtor-In-Possession Credit Agreement, dated as of April 28, 2006, among Foamex L.P., as Borrower, the affiliates of the Borrower party thereto, the lending institutions party thereto and Bank of America, N.A., as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarter period ended April 2, 2006)
4.15.14	Consent under Debtor-in-Possession Credit Agreement, dated as of May 12, 2006, among Foamex L.P., as Borrower, the affiliates of the Borrower party thereto, the lending institutions party thereto and Bank of America, N.A., as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on May 12, 2006)
4.15.15	Amendment No. 3 to Debtor-in-Possession Credit Agreement, dated as of May 31, 2006, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A., as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 15, 2006)
4.15.16	Consent under Debtor-in-Possession Credit Agreement, dated as of June 19, 2006, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lending institutions party thereto and Bank of America, N.A., as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 15, 2006)
4.16.1	Credit Agreement, dated as of August 18, 2003, among Foamex L.P. as a Borrower and Guarantor, Foamex International Inc., FMXI, Inc., Foamex Canada Inc., Foamex Capital Corporation, Foamex Latin America, Inc., Foamex Mexico, Inc., Foamex Mexico II, Inc., Foamex Asia, Inc. and Foamex Carpet Cushion LLC as Guarantors, the financial institutions party thereto from time to time as lenders and Silver Point Finance, LLC as the Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 18, 2003)

4.16.2	Pledge and Security Agreement, dated as of August 18, 2003, among Foamex L.P. and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 18, 2003)
4.16.3	Amendment No. 1 to Credit Agreement, dated as of December 1, 2003, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 28, 2003)
4.16.4	Amendment No. 2 to Credit Agreement, dated as of June 15, 2004, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended June 27, 2004)
4.16.5	Amendment No. 3 to Credit Agreement, dated as of November 3, 2004, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended September 26, 2004)
4.16.6	Waiver to Credit Agreement, dated as of March 15, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on March 15, 2005)
4.16.7	Amendment No. 4 to Credit Agreement, dated as of March 31, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended January 2, 2005)
4.16.8	Amendment No. 5 to Credit Agreement, dated as of June 13, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 14, 2005)
4.16.9	Waiver and Amendment No. 6 to Credit Agreement, dated as of August 14, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 14, 2005)
4.16.10	Debtor-in-Possession Credit Agreement, dated as of September 22, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on September 22, 2005)

4.16.11	Debtor-in-Possession Pledge and Security Agreement, dated as of September 22, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on September 22, 2005)
4.16.11	Amendment No. 1 to Debtor-in-Possession Credit Agreement, dated as of April 28, 2006, among Foamex L.P. as Borrower, the Affiliates of the Borrower party thereto, the Lenders party thereto and Silver Point Finance, LLC, as Administrative Agent. (Incorporated herein by reference to Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on May 12, 2006)
4.16.12	Amendment No. 2 to Debtor-in-Possession Credit Agreement, dated as of May 12, 2006, among Foamex L.P., as Borrower, the affiliates of the Borrower party thereto, the lenders party thereto and Silver Point Finance, LLC, as Administrative Agent (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on May 12, 2006)
4.16.13	Consent under Debtor-in-Possession Credit Agreement, dated as of June 19, 2006, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lending institutions party thereto and Silver Point Finance, LLC, as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 15, 2006) (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 15, 2006)
4.16.14	Consent under Debtor-in-Possession Credit Agreement, dated as of June 19, 2006, among Foamex L.P., as Borrower, the affiliates of the Borrower party thereto, the lending institutions party thereto and Silver Point Finance, as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 15, 2006)
4.17.1	Intercreditor Agreement, dated as of August 18, 2003, among Bank of America, N.A., as Senior Bank Agent and Senior Collateral Agent, Silver Point Finance, LLC, as Senior Term Loan B Agent and as future Senior Collateral Agent after a Discharge of Senior Bank Lender Claims has occurred, U.S. Bank National Association, as trustee and collateral agent under the 10 3/4% Senior Secured Note Indenture, and Foamex L.P., a Delaware limited partnership. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 18, 2003)
4.18	Equity Commitment Agreement, dated as of October 13, 2006, among Foamex International Inc., D. E. Shaw Laminar Portfolios, L.L.C., Goldman, Sachs & Co., Sigma Capital Associates, LLC, Par IV Master Fund, Ltd. and Sunrise Partners Limited Partnership. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on October 13, 2006)
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
10.1	Reimbursement Agreement, dated as of March 23, 1993, between Trace International Holdings, Inc. ("Trace Holdings") and General Felt Industries, Inc. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex L.P. and FCC for fiscal year ended January 3, 1993)

10.2	Shareholder Agreement, dated December 31, 1992, among Recticel, s.a. ("Recticel"), Recticel Holding Noord B.V., Foamex L.P., Beamech Group Limited, LME-Beamech, Inc., James Brian Blackwell, and Prefoam AG relating to a foam technology-sharing arrangement. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex L.P. and FCC for fiscal year ended January 3, 1993)
10.3	Asset Transfer Agreement, dated as of October 2, 1990, between Trace Holdings and Foamex L.P. (the "Trace Holdings Asset Transfer Agreement"). (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
10.4	First Amendment, dated as of December 19, 1991, to the Trace Holdings Asset Transfer Agreement. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
10.5	Amended and Restated Guaranty, dated as of December 19, 1991, made by Trace Foam Company, Inc. ("Trace Foam") in favor of Foamex L.P. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
10.6	Asset Transfer Agreement, dated as of October 2, 1990, between Recticel Foam Corporation ("RFC") and Foamex L.P. (the "RFC Asset Transfer Agreement"). (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
10.7	First Amendment, dated as of December 19, 1991, to the RFC Asset Transfer Agreement. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
10.10.5	The Foamex L.P. Hourly Pension Plan (formerly "The Foamex Products Inc. Hourly Employee Retirement Plan"), as amended December 31, 1995. (Incorporated by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended September 28, 1997)
10.10.6	Foamex L.P. 401(k) Savings Plan effective October 1, 1997. (Incorporated by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended September 28, 1997)
10.10.12	Foamex Supplemental Executive Retirement Plan, effective as of May 15, 2001. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 31, 2001)
10.11.6	Separation Agreement and General Release, dated as of February 22, 2004, by and between Marshall S. Cogan and Foamex International Inc. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on February 22, 2004)
10.11.11	Severance Agreement and Release, dates as of January 31, 2003, by and between Foamex International Inc. and Pratt W. Wallace, Jr. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 29, 2002)
10.11.12	Form of Foamex International Inc. Code of Ethics for Director, Officers, Senior Management and Certain Other Employees. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex L.P. and FCC for the fiscal year ended December 28, 2003)

10.11.13	Amended and Restated Employment Agreement, dated January 27, 2004, by and between Foamex International Inc. and Thomas E. Chorman. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 28, 2003)
10.11.14	Amended and Restated Employment Agreement, dated January 26, 2004, by and between Foamex International Inc. and K. Douglas Ralph. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 28, 2003)
10.11.15	Separation Agreement and Release, dated as of June 19, 2004, between Foamex International Inc. and John V. Tunney. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended June 27, 2004)
10.11.16	Amendment to Amended and Restated Employment Agreement, dated April 25, 2005, between Foamex International Inc., Foamex L.P. and Thomas E. Chorman. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on April 25, 2005)
10.11.17	Amendment to Amended and Restated Employment Agreement, dated April 25, 2005, between Foamex International Inc., Foamex L.P. and K. Douglas Ralph. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on April 25, 2005)
10.11.18	Employment Agreement, dated January 26, 2004, between Foamex International Inc., Foamex L.P. and Gregory J. Christian. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 14, 2005)
10.11.19	Amendment No. 1 to Employment Agreement, dated April 25, 2005, between Foamex International Inc., Foamex L.P. and Gregory J. Christian. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 14, 2005)
10.11.20	Amendment No. 2 to Employment Agreement, dated August 15, 2005, between Foamex International Inc., Foamex L.P. and Gregory J. Christian. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 14, 2005)
10.11.21	Change in Control Protection Agreement, dated January 26, 2004, between Foamex International Inc. and Gregory J. Christian. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 14, 2005)
10.11.22	Severance and Release Agreement dated May 19, 2006 between Foamex International Inc., Foamex L.P. and all other affiliates and subsidiaries of Foamex International Inc. and K. Douglas Ralph (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on May 19, 2006)
10.16.1	Supply Agreement, dated as of February 27, 1998, by and between Foamex L.P. and General Felt (as assigned to Foamex Carpet). (Incorporated herein by reference to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on February 27, 1998)

10.16.2	Administrative Services Agreement, dated as of February 27, 1998, by and between Foamex L.P. and General Felt (as assigned to Foamex Carpet). (Incorporated herein by reference to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on February 27, 1998)
10.17	Salaried Incentive Plan of Foamex L.P. and Subsidiaries. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
10.17.2	Loan Agreement between Hua Kee Company Limited and Foamex Asia, Inc., dated as of July 8, 1997. (Incorporated herein by reference to the Exhibit in the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-45733)
10.18	Equity Growth Participation Program. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
10.18.1	Joint Venture Agreement between Hua Kee Company Limited and Foamex Asia, Inc. amended and restated as of December 3, 2001. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended June 30, 2001)
10.19	The Foamex L.P. Salaried Pension Plan (formerly, "The General Felt Industries, Inc. Retirement Plan for Salaried Employees"), effective as of January 1, 1995. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex L.P. for fiscal year ended January 2, 1994)
10.22	Foamex International Inc. Amended and Restated 1993 Stock Option Plan. (Incorporated herein by reference to the Exhibit to Foamex International Inc.'s definitive proxy statement dated May 31, 2000)
10.23	Foamex International Inc. Non-Employee Director Compensation Plan. (Incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606)
10.24	Foamex International Inc. Equity Incentive Plan for Non-Employee Directors. (Incorporated herein by reference to the Appendix to Foamex International Inc.'s definitive amended and restated proxy statement dated July 12, 2001)
10.25	Foamex International Inc. Key Employee Incentive Bonus Plan. (Incorporated herein by reference to the Appendix to Foamex International Inc.'s definitive amended and restated proxy statement dated July 12, 2001)
10.26	Agreement with Consultant, dated April 24, 2001 by and between Robert J. Hay and Foamex L.P. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended June 30, 2001)
10.27	Amended and Restated Consulting Agreement, dated as of February 27, 2005, by and between Foamex L.P. and Robert J. Hay. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended April 3, 2005)
10.30	Foamex International Inc. 2002 Stock Award Plan, as Amended and Restated. (Incorporated herein by reference to Foamex International Inc.'s definitive proxy statement dated April 26, 2004)

10.44	Agreement with Consultant, dated August 8, 2002, by and between Raymond E. Mabus, Jr. and Foamex International Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
21	Subsidiaries of Foamex International Inc. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended January 7, 2006)
23.1**	Consent of Independent Registered Public Accounting Firm, KPMG LLP.
23.2**	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.
24.1**	Powers of Attorney (included on signature page of this Part II).
99.1**	Form of Rights Certificate.
99.2**	Form of Instructions for Completion of Foamex International Inc. Rights Certificates.
99.3**	Form of Nominee Holder Certification.
99.4**	Form of Beneficial Owner Election.
99.5**	Form of Letter to Stockholders.
99.6**	Form of Letter to Brokers, Dealers and Other Nominees.
99.7**	Form of Letter to Clients.

*
To be filed by amendment.

**
Filed herewith.

Item 17.    Undertakings.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Linwood, Pennsylvania on this 24th day of October, 2006.

FOAMEX INTERNATIONAL INC.
By:	/s/ RAYMOND E. MABUS, JR.
Raymond E. Mabus, Jr. Chairman, President and Chief Executive Officer

        Each person whose signature appears below constitutes and appoints Raymond E. Mabus, Jr., Gregory J. Christian and Robert S. Graham, Jr., or any of them, as his true and lawful attorney-in-fact with full power of substitution and resubstitution, in any and all capacities, to sign this registration statement or amendments (including, without limitation, post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933) thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the following capacities and on the dates indicated.

Signature	Title	Date

/s/ RAYMOND E. MABUS, JR. Raymond E. Mabus, Jr.	President and Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2006
/s/ ROBERT S. GRAHAM, JR. Robert S. Graham, Jr.	Senior Vice President, Corporate Finance (Principal Financial and Accounting Officer)	October 24, 2006
/s/ GREGORY J. CHRISTIAN Gregory J. Christian	Executive Vice President, Chief Administrative Officer, Chief Restructuring Officer, General Counsel and Director	October 24, 2006
/s/ ROBERT J. HAY Robert J. Hay	Director	October 24, 2006

Signature	Title	Date

/s/ S. DENNIS N. BELCHER S. Dennis N. Belcher	Director	October 24, 2006
/s/ JOHN C. CULVER John C. Culver	Director	October 24, 2006
/s/ THOMAS M. HUDGINS Thomas M. Hudgins	Director	October 24, 2006
/s/ DAVID A. LIEBERMAN David A. Lieberman	Director	October 24, 2006
/s/ RAUL VALDES-FAULI Raul Valdes-Fauli	Director	October 24, 2006

EXHIBIT INDEX

Exhibit Number	Description
2.3*	First Amended Plan of Reorganization filed with the United States Bankruptcy Court for the District of Delaware on October 23, 2006 (Case No. 05-12685 (PJW)).
3.1	Certificate of Limited Partnership of Foamex L.P. (Incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606)
3.2.1
Fourth Amended and Restated Agreement of Limited Partnership of Foamex L.P., dated as of December 14, 1993, by and among FMXI, Inc. and Trace Foam Company, Inc., as general partners, and Foamex International Inc. as a limited partner (the "Partnership Agreement"). (Incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606)
3.2.2
First Amendment to the Partnership Agreement, dated June 28, 1994. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended January 1, 1995)
3.2.3
Second Amendment to the Partnership Agreement, dated June 12, 1997. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 12, 1997)
3.2.4
Third Amendment to the Partnership Agreement, dated December 23, 1997. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P., Foamex Capital Corporation ("FCC") and Foamex International Inc. reporting an event that occurred on December 23, 1997)
3.2.5
Fourth Amendment to the Partnership Agreement, dated February 27, 1998. (Incorporated herein by reference to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on February 27, 1998)
3.2.6
Fifth Amendment to the Partnership Agreement, dated March 26, 2002. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
3.3	Certificate of Incorporation of FMXI, Inc. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 28, 1997)
3.4	By-laws of FMXI Inc. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 28, 1997)
3.5
Certificate of Incorporation of Foamex Capital Corporation. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
3.6	By-laws of Foamex Capital Corporation. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
3.7.1	Certificate of Incorporation of Foamex International Inc. (Incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606)

3.7.2
Amendment to Certificate of Incorporation of Foamex International Inc. (Incorporated herein by reference to the Exhibit in the Registration Statement of Foamex International Inc. on Form S-4, Registration No. 333-30291)
3.8	By-laws of Foamex International Inc. (Incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606)
3.9
Certificate of Incorporation of Foamex Asia, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.10	By-laws of Foamex Asia, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.11
Certificate of Incorporation of Foamex Latin America, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.12	By-laws of Foamex Latin America, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.13
Certificate of Incorporation of Foamex Mexico, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.14	By-laws of Foamex Mexico, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.15
Certificate of Incorporation of Foamex Mexico II, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
3.16	By-laws of Foamex Mexico II, Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632
4.1
Indenture, dated as of June 12, 1997, by and among Foamex L.P., FCC, the subsidiary guarantors and The Bank of New York, as trustee, relating to $150,000,000 principal amount of 9 7/8% Senior Subordinated Notes due 2007, including the form of Senior Subordinated Note and Subsidiary Guarantee. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 12, 1997)
4.1.2
First Amendment to Indenture, dated as of December 23, 1997, between Foamex LLC and The Bank of New York, as trustee, relating to the 9 7/8% Senior Subordinated Notes due 2007. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P., FCC and Foamex International Inc. reporting an event that occurred on December 23, 1997)

4.1.3
Second Supplemental Indenture, dated as of February 27, 1998, among Foamex L.P. and Foamex Capital Corporation, as joint and several obligors, General Felt Industries, Inc. ("General Felt"), Foamex Fibers, Inc., and Foamex LLC, as withdrawing guarantors, and The Bank of New York, as trustee, relating to the 9 7/8% Senior Subordinated Notes due 2007. (Incorporated herein by reference to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on February 27, 1998)
4.1.4
Third Supplemental Indenture, dated as of March 25, 2002, between Foamex Carpet Cushion LLC ("Foamex Carpet") and The Bank of New York, as trustee, relating to the 9 7/8% Senior Subordinated Notes due 2007. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.2.3
Second Supplemental Indenture, dated as of March 25, 2002, between Foamex Carpet Cushion LLC and The Bank of New York, as trustee, relating to the 13 1/2% Senior Subordinated Notes due 2005. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.1
Indenture, dated as of December 23, 1997, by and among Foamex L.P., Foamex Capital Corporation, the subsidiary guarantors, Crain Holdings Corp., as intermediate obligator, and The Bank of New York, as trustee, relating to $98,000,000 principal amount of 13 1/2% Senior Subordinated Notes due 2005, including the form of Senior Subordinated Note and Subsidiary Guarantee. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex L.P., FCC and Foamex International Inc. reporting an event that occurred on December 23, 1997)
4.3.1
First Supplemental Indenture, dated as of February 27, 1998, among Foamex L.P. and Foamex Capital Corporation, as joint and several obligors, General Felt Industries, Inc., Foamex Fibers, Inc. and Foamex LLC, as withdrawing guarantors, Crain Industries, Inc., as withdrawing intermediate obligor, and The Bank of New York, as trustee, relating to the 13 1/2% Senior Subordinated Notes due 2005. (Incorporated herein by reference to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on February 27, 1998)
4.3.1
Indenture, dated as of March 25, 2002, among Foamex L.P., Foamex Capital Corporation, the Guarantors party thereto and U.S. Bank National Association, as trustee, relating to $300,000,000 principal amount of 10 3/4% Senior Secured Notes due 2009, including as exhibits thereto form of Senior Secured Note and Subsidiary Guaranty (the "10 3/4% Senior Secured Note Indenture"). (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.2
Pledge and Security Agreement, dated as of March 25, 2002, made by Foamex L.P. and U.S. Bank National Association, as collateral agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.3
Patent Security Agreement, dated as of March 25, 2002, by Foamex L.P. in favor of U.S. Bank National Association, as collateral agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)

4.3.4
Trademark Security Agreement, dated as of March 25, 2002, by Foamex L.P. in favor of U.S. Bank National Association, as collateral agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.5
Copyright Security Agreement, dated as of March 25, 2002, by Foamex L.P. in favor of U.S. Bank National Association, as collateral agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.6
Registration Rights Agreement, dated as of March 25, 2002, among Foamex L.P., Foamex Capital Corporation, the Guarantors party thereto and Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Scotia Capital (USA) Inc., Bear, Stearns & Co. Inc., and Jefferies & Company, Inc., as initial purchasers. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. and FCC for the quarterly period ended March 31, 2002)
4.3.7
Rights Agreement, dated as of August 5, 2004, between Foamex International Inc. and Mellon Investor Services LLC, as the Rights Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 5, 2004)
4.9.1
Promissory Note, dated June 12, 1997, in the aggregate principal amount of $5,000,000, executed by Trace International Holdings, Inc. ("Trace Holdings") to Foamex L.P. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 31, 1998)
4.9.2
Promissory Note, dated June 12, 1997, in the aggregate principal amount of $4,794,828, executed by Trace Holdings to Foamex L.P. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 31, 1998)
4.15.1
Credit Agreement, dated as of August 18, 2003, among Foamex L.P. as a Borrower and Guarantor, Foamex International Inc., FMXI, Inc., Foamex Canada Inc., Foamex Capital Corporation, Foamex Latin America, Inc., Foamex Mexico, Inc., Foamex Mexico II, Inc., Foamex Asia, Inc. and Foamex Carpet Cushion LLC as Guarantors, the financial institutions party thereto from time to time as lenders and Bank of America, N.A. as the Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 18, 2003)
4.15.2
Pledge and Security Agreement, dated as of August 18, 2003, among Foamex L.P. and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 18, 2003)
4.15.3
Amendment No. 1 to Credit Agreement, dated as of December 1, 2003, among Foamex L.P., as Borrower, the affiliates of Borrower party hereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 28, 2003)

4.15.4
Amendment and Waiver No. 2 to Credit Agreement, dated as of June 15, 2004, among Foamex L.P., as Borrower, the affiliates of Borrower party hereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended June 27, 2004)
4.15.5
Amendment No. 3 to Credit Agreement, dated as of November 3, 2004, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party hereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended September 26, 2004)
4.15.6
Waiver to Credit Agreement, dated as of March 15, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on March 15, 2005)
4.15.7
Amendment No. 4 to Credit Agreement, dated as of March 31, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended January 2, 2005)
4.15.8
Amendment No. 5 to Credit Agreement, dated as of June 13, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 14, 2005)
4.15.9
Waiver and Agreement to Credit Agreement, dated as of August 14, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 14, 2005)
4.15.10
Debtor-in-Possession Credit Agreement, dated as of September 22, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on September 22, 2005)
4.15.11
Debtor-in-Possession Pledge and Security Agreement, dated as of September 22, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A. as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on September 22, 2005)
4.15.12
Amendment No. 1 to Debtor-in-Possession Credit Agreement, dated as of January 31, 2006, among Foamex L.P., as Borrower, the affiliates of the Borrower party thereto, the lending institutions party thereto and Bank of America, N.A., as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended April 2, 2006)

4.15.13
Amendment No. 2 to Debtor-In-Possession Credit Agreement, dated as of April 28, 2006, among Foamex L.P., as Borrower, the affiliates of the Borrower party thereto, the lending institutions party thereto and Bank of America, N.A., as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarter period ended April 2, 2006)
4.15.14
Consent under Debtor-in-Possession Credit Agreement, dated as of May 12, 2006, among Foamex L.P., as Borrower, the affiliates of the Borrower party thereto, the lending institutions party thereto and Bank of America, N.A., as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on May 12, 2006)
4.15.15
Amendment No. 3 to Debtor-in-Possession Credit Agreement, dated as of May 31, 2006, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Bank of America, N.A., as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 15, 2006)
4.15.16
Consent under Debtor-in-Possession Credit Agreement, dated as of June 19, 2006, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lending institutions party thereto and Bank of America, N.A., as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 15, 2006)
4.16.1
Credit Agreement, dated as of August 18, 2003, among Foamex L.P. as a Borrower and Guarantor, Foamex International Inc., FMXI, Inc., Foamex Canada Inc., Foamex Capital Corporation, Foamex Latin America, Inc., Foamex Mexico, Inc., Foamex Mexico II, Inc., Foamex Asia, Inc. and Foamex Carpet Cushion LLC as Guarantors, the financial institutions party thereto from time to time as lenders and Silver Point Finance, LLC as the Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 18, 2003)
4.16.2
Pledge and Security Agreement, dated as of August 18, 2003, among Foamex L.P. and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 18, 2003)
4.16.3
Amendment No. 1 to Credit Agreement, dated as of December 1, 2003, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 28, 2003)
4.16.4
Amendment No. 2 to Credit Agreement, dated as of June 15, 2004, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended June 27, 2004)

4.16.5
Amendment No. 3 to Credit Agreement, dated as of November 3, 2004, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended September 26, 2004)
4.16.6
Waiver to Credit Agreement, dated as of March 15, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on March 15, 2005)
4.16.7
Amendment No. 4 to Credit Agreement, dated as of March 31, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended January 2, 2005)
4.16.8
Amendment No. 5 to Credit Agreement, dated as of June 13, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 14, 2005)
4.16.9
Waiver and Amendment No. 6 to Credit Agreement, dated as of August 14, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 14, 2005)
4.16.10
Debtor-in-Possession Credit Agreement, dated as of September 22, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on September 22, 2005)
4.16.11
Debtor-in-Possession Pledge and Security Agreement, dated as of September 22, 2005, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party thereto, and Silver Point Finance, LLC as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on September 22, 2005)
4.16.11
Amendment No. 1 to Debtor-in-Possession Credit Agreement, dated as of April 28, 2006, among Foamex L.P. as Borrower, the Affiliates of the Borrower party thereto, the Lenders party thereto and Silver Point Finance, LLC, as Administrative Agent. (Incorporated herein by reference to Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on May 12, 2006)
4.16.12
Amendment No. 2 to Debtor-in-Possession Credit Agreement, dated as of May 12, 2006, among Foamex L.P., as Borrower, the affiliates of the Borrower party thereto, the lenders party thereto and Silver Point Finance, LLC, as Administrative Agent (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on May 12, 2006)

4.16.13
Consent under Debtor-in-Possession Credit Agreement, dated as of June 19, 2006, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lending institutions party thereto and Silver Point Finance, LLC, as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 15, 2006) (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 15, 2006)
4.16.14
Consent under Debtor-in-Possession Credit Agreement, dated as of June 19, 2006, among Foamex L.P., as Borrower, the affiliates of the Borrower party thereto, the lending institutions party thereto and Silver Point Finance, as Administrative Agent. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on June 15, 2006)
4.17.1
Intercreditor Agreement, dated as of August 18, 2003, among Bank of America, N.A., as Senior Bank Agent and Senior Collateral Agent, Silver Point Finance, LLC, as Senior Term Loan B Agent and as future Senior Collateral Agent after a Discharge of Senior Bank Lender Claims has occurred, U.S. Bank National Association, as trustee and collateral agent under the 10 3/4% Senior Secured Note Indenture, and Foamex L.P., a Delaware limited partnership. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 18, 2003)
4.18
Equity Commitment Agreement, dated as of October 13, 2006, among Foamex International Inc., D. E. Shaw Laminar Portfolios, L.L.C., Goldman, Sachs & Co., Sigma Capital Associates, LLC, Par IV Master Fund, Ltd. and Sunrise Partners Limited Partnership. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on October 13, 2006)
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
10.1
Reimbursement Agreement, dated as of March 23, 1993, between Trace International Holdings, Inc. ("Trace Holdings") and General Felt Industries, Inc. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex L.P. and FCC for fiscal year ended January 3, 1993)
10.2
Shareholder Agreement, dated December 31, 1992, among Recticel, s.a. ("Recticel"), Recticel Holding Noord B.V., Foamex L.P., Beamech Group Limited, LME-Beamech, Inc., James Brian Blackwell, and Prefoam AG relating to a foam technology-sharing arrangement. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex L.P. and FCC for fiscal year ended January 3, 1993)
10.3
Asset Transfer Agreement, dated as of October 2, 1990, between Trace Holdings and Foamex L.P. (the "Trace Holdings Asset Transfer Agreement"). (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
10.4
First Amendment, dated as of December 19, 1991, to the Trace Holdings Asset Transfer Agreement. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)

10.5
Amended and Restated Guaranty, dated as of December 19, 1991, made by Trace Foam Company, Inc. ("Trace Foam") in favor of Foamex L.P. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
10.6
Asset Transfer Agreement, dated as of October 2, 1990, between Recticel Foam Corporation ("RFC") and Foamex L.P. (the "RFC Asset Transfer Agreement"). (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
10.7
First Amendment, dated as of December 19, 1991, to the RFC Asset Transfer Agreement. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
10.10.5
The Foamex L.P. Hourly Pension Plan (formerly "The Foamex Products Inc. Hourly Employee Retirement Plan"), as amended December 31, 1995. (Incorporated by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended September 28, 1997)
10.10.6	Foamex L.P. 401(k) Savings Plan effective October 1, 1997. (Incorporated by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended September 28, 1997)
10.10.12
Foamex Supplemental Executive Retirement Plan, effective as of May 15, 2001. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 31, 2001)
10.11.6
Separation Agreement and General Release, dated as of February 22, 2004, by and between Marshall S. Cogan and Foamex International Inc. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on February 22, 2004)
10.11.11
Severance Agreement and Release, dates as of January 31, 2003, by and between Foamex International Inc. and Pratt W. Wallace, Jr. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 29, 2002)
10.11.12
Form of Foamex International Inc. Code of Ethics for Director, Officers, Senior Management and Certain Other Employees. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex L.P. and FCC for the fiscal year ended December 28, 2003)
10.11.13
Amended and Restated Employment Agreement, dated January 27, 2004, by and between Foamex International Inc. and Thomas E. Chorman. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 28, 2003)
10.11.14
Amended and Restated Employment Agreement, dated January 26, 2004, by and between Foamex International Inc. and K. Douglas Ralph. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended December 28, 2003)

10.11.15
Separation Agreement and Release, dated as of June 19, 2004, between Foamex International Inc. and John V. Tunney. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended June 27, 2004)
10.11.16
Amendment to Amended and Restated Employment Agreement, dated April 25, 2005, between Foamex International Inc., Foamex L.P. and Thomas E. Chorman. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on April 25, 2005)
10.11.17
Amendment to Amended and Restated Employment Agreement, dated April 25, 2005, between Foamex International Inc., Foamex L.P. and K. Douglas Ralph. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on April 25, 2005)
10.11.18
Employment Agreement, dated January 26, 2004, between Foamex International Inc., Foamex L.P. and Gregory J. Christian. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 14, 2005)
10.11.19
Amendment No. 1 to Employment Agreement, dated April 25, 2005, between Foamex International Inc., Foamex L.P. and Gregory J. Christian. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 14, 2005)
10.11.20
Amendment No. 2 to Employment Agreement, dated August 15, 2005, between Foamex International Inc., Foamex L.P. and Gregory J. Christian. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 14, 2005)
10.11.21
Change in Control Protection Agreement, dated January 26, 2004, between Foamex International Inc. and Gregory J. Christian. (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on August 14, 2005)
10.11.22
Severance and Release Agreement dated May 19, 2006 between Foamex International Inc., Foamex L.P. and all other affiliates and subsidiaries of Foamex International Inc. and K. Douglas Ralph (Incorporated herein by reference to the Exhibit to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on May 19, 2006)
10.16.1
Supply Agreement, dated as of February 27, 1998, by and between Foamex L.P. and General Felt (as assigned to Foamex Carpet). (Incorporated herein by reference to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on February 27, 1998)
10.16.2
Administrative Services Agreement, dated as of February 27, 1998, by and between Foamex L.P. and General Felt (as assigned to Foamex Carpet). (Incorporated herein by reference to the Current Report on Form 8-K of Foamex International Inc. reporting an event that occurred on February 27, 1998)
10.17
Salaried Incentive Plan of Foamex L.P. and Subsidiaries. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)

10.17.2
Loan Agreement between Hua Kee Company Limited and Foamex Asia, Inc., dated as of July 8, 1997. (Incorporated herein by reference to the Exhibit in the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-45733)
10.18	Equity Growth Participation Program. (Incorporated herein by reference to the Exhibit to the Registration Statement of Foamex L.P. and FCC on Form S-1, Registration Nos. 33-49976 and 33-49976-01)
10.18.1
Joint Venture Agreement between Hua Kee Company Limited and Foamex Asia, Inc. amended and restated as of December 3, 2001. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended June 30, 2001)
10.19
The Foamex L.P. Salaried Pension Plan (formerly, "The General Felt Industries, Inc. Retirement Plan for Salaried Employees"), effective as of January 1, 1995. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex L.P. for fiscal year ended January 2, 1994)
10.22	Foamex International Inc. Amended and Restated 1993 Stock Option Plan. (Incorporated herein by reference to the Exhibit to Foamex International Inc.'s definitive proxy statement dated May 31, 2000)
10.23	Foamex International Inc. Non-Employee Director Compensation Plan. (Incorporated herein by reference to the Exhibit to Foamex L.P.'s Registration Statement on Form S-1, Registration No. 33-69606)
10.24
Foamex International Inc. Equity Incentive Plan for Non-Employee Directors. (Incorporated herein by reference to the Appendix to Foamex International Inc.'s definitive amended and restated proxy statement dated July 12, 2001)
10.25
Foamex International Inc. Key Employee Incentive Bonus Plan. (Incorporated herein by reference to the Appendix to Foamex International Inc.'s definitive amended and restated proxy statement dated July 12, 2001)
10.26
Agreement with Consultant, dated April 24, 2001 by and between Robert J. Hay and Foamex L.P. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex International Inc. for the quarterly period ended June 30, 2001)
10.27
Amended and Restated Consulting Agreement, dated as of February 27, 2005, by and between Foamex L.P. and Robert J. Hay. (Incorporated herein by reference to the Exhibit to the Form 10-Q of Foamex L.P. for the quarterly period ended April 3, 2005)
10.30	Foamex International Inc. 2002 Stock Award Plan, as Amended and Restated. (Incorporated herein by reference to Foamex International Inc.'s definitive proxy statement dated April 26, 2004)
10.44
Agreement with Consultant, dated August 8, 2002, by and between Raymond E. Mabus, Jr. and Foamex International Inc. (Incorporated herein by reference to the Exhibit to Amendment No. 1 to the Registration Statement of Foamex L.P. and FCC on Form S-4, Registration No. 333-90632)
21	Subsidiaries of Foamex International Inc. (Incorporated herein by reference to the Exhibit to the Annual Report on Form 10-K of Foamex International Inc. for the fiscal year ended January 7, 2006)

23.1**	Consent of Independent Registered Public Accounting Firm, KPMG LLP.
23.2**	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.
24.1**	Powers of Attorney (included on signature page of this Part II).
99.1**	Form of Rights Certificate.
99.2**	Form of Instructions for Completion of Foamex International Inc. Rights Certificates.
99.3**	Form of Nominee Holder Certification.
99.4**	Form of Beneficial Owner Election.
99.5**	Form of Letter to Stockholders.
99.6**	Form of Letter to Brokers, Dealers and Other Nominees.
99.7**	Form of Letter to Clients.

*
To be filed by amendment.

**
Filed herewith.

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TABLE OF CONTENTS
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING
PROSPECTUS SUMMARY
Our Company
Bankruptcy Proceedings
New Senior Secured Credit Facilities
Corporate Structure and Principal Executive Offices
SUMMARY OF THE RIGHTS OFFERING
KEY DATES TO KEEP IN MIND
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF COMMON STOCK
CAPITALIZATION
THE RIGHTS OFFERING
EFFECTS OF THE RIGHTS OFFERING ON THE SIGNIFICANT EQUITYHOLDERS' OWNERSHIP
BANKRUPTCY PROCEEDINGS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF NEW SENIOR SECURED CREDIT FACILITIES
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
PLAN OF DISTRIBUTION
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX